Filed Pursuant to Rule 424(b)(5)

Registration No. 333-213031

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 9, 2016)

PROSPECTUS

1,000,000 Shares

ROYAL ENERGY RESOURCES, INC.

Common Stock

This prospectus relates to the offer of 1,000,000 of shares of our common stock to East Hill Investments, Ltd. (“East Hill”) pursuant to a Securities Purchase Agreement (“Purchase Agreement”). Under the Purchase Agreement, we will agree to issue, and East Hill will agree to purchase, 1,000,000 shares of our common stock for $4.25 per share. Under the Purchase Agreement, 50,000 shares will be issued immediately in consideration for a promissory note from East Hill for the purchase price. The promissory note will be due in full 14 days after issuance, will not bear interest before the maturity date, and will bear interest at the rate of 15% after the maturity date. Until sixty days after the initial purchase, East Hill will have the right to request the purchase of additional shares of common stock on the same basis, which purchases must be in amounts of not less than 20,000 shares and not more than 50,000 shares. East Hill will purchase the balance of any shares which remain unsold for cash sixty days after the initial purchase.

East Hill will be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Purchase Agreement.

Our common stock is listed on the OTCQB under the symbol “ROYE”. The last reported sale price of our common stock on October 5, 2016 was $7.02 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS SUPPLEMENT AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND IN THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We have not retained a broker or placement agent in connection with this offering, and none of the proceeds will be used to pay any commissions or placement agent fees. All proceeds of this offering will be retained by us, less estimated offering expenses of $15,000.

We expect that delivery of the shares of our Common Stock being offered pursuant to this prospectus supplement and the accompanying prospectus will be made to purchasers through the facilities of The Depository Trust Company within one day after the date of each sale under the Purchase Agreement.

The date of this prospectus supplement is October 6, 2016

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3, Registration Number 333-213031, filed on August 9, 2016, and declared effective by the Securities and Exchange Commission on September 16, 2016. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

Unless the context otherwise requires, all references to “Royal,” “we,” “us,” “our,” “company,” or “Company” in this prospectus supplement refer to Royal Energy Resources, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important features of this offering and the information included in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should read this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in each, and any related free writing prospectus carefully before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-4 of this prospectus supplement and “Risk Factors” set forth in the accompanying prospectus on page 4, to determine whether an investment in our common stock is appropriate for you.

Overview

The Company previously pursued gold, silver, copper and rare earth metals mining concessions in Romania and mining leases in the United States. Commencing in January 2015, the Company began a series of transactions under which the Company disposed of all of its existing assets, underwent a change in ownership control and management, and repurposed itself as a North American energy recovery company, with plans to acquire undervalued natural resource assets by taking advantage of favorable valuations for mergers and acquisitions in the current energy markets. On April 17, 2015, the Company completed its first acquisition in furtherance of its change in principle operations, consisting of 40,976 net acres of coal and coalbed methane, located across 22 counties in West Virginia. In June 2015, the Company completed the acquisition of Blue Grove Coal, LLC, a licensed operator of a coal mine owned by GS Energy, LLC. In three separate transactions occurring from January 2016 to March 2016, the Company acquired control of Rhino Resource Partners, LP.

The Company is currently evaluating a number of possible acquisitions of operating coal mines and non-operating coal assets. There are currently many coal assets for sale at attractive prices due to distress conditions in the coal industry. The distress conditions are mainly due to new environmental regulations, which have increased operating costs for coal operators, and have encouraged coal buyers to switch to less costly energy sources, such as natural gas. The resulting drop in demand from coal buyers has caused the price of coal to decline considerably, and caused bankruptcy filings by many of the major coal operators. Despite the current distress in the industry, industry experts still predict that coal will supply a significant percentage of the nation’s energy needs for the foreseeable future, and thus overall demand for coal will remain significant. Management believes there are a number of attractive acquisition candidates in the coal industry which can be operated profitably at current prices and under the current regulatory environment.

Purchase of Majority Control of Rhino Resource Partners, LP

On January 21, 2016, a definitive agreement was completed between Royal and Wexford Capital LP and certain of its affiliates (collectively, “Wexford”) whereby Royal acquired 6,769,112 of Rhino’s issued and outstanding common units from Wexford. The definitive agreement also included a commitment by Royal to acquire within 60 days from the date of the definitive agreement, or March 21, 2016, of all of the issued and outstanding membership interests of Rhino GP LLC (Rhino GP”), Rhino’s general partner, as well as 9,455,252 of the Partnership’s issued and outstanding subordinated units from Wexford.

On March 17, 2016, Royal completed the acquisition of all of the issued and outstanding membership interests of Rhino GP as well as the 9,455,252 issued and outstanding subordinated units from Wexford. Royal obtained control of, and a majority limited partner interest, in Rhino with the completion of this transaction. Immediately subsequent to the consummation of the transaction, the following members of the board of directors of the Partnership’s general partner tendered their resignations effective immediately: Mark Zand, Philip Braunstein, Ken Rubin, Arthur Amron, Douglas Lambert and Mark Plaumann. As the owner of the Partnership’s general partner, Royal has the right to appoint the members of the board of directors of the Partnership’s general partner and so appointed the following individuals as new directors to fill the vacancies resulting from the resignations: William Tuorto, Ronald Phillips, Michael Thompson, Ian Ganzer, Douglas Holsted, Brian Hughs and David Hanig.

S-2

On March 21, 2016, Rhino and Royal entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which Rhino issued 60,000,000 of its common units to Royal in a private placement at $0.15 per common unit for an aggregate purchase price of $9.0 million. Royal paid Rhino $2.0 million in cash and delivered a promissory note payable to the Partnership in the amount of $7.0 million. The promissory note is payable in three installments: (i) $3.0 million on July 31, 2016; (ii) $2.0 million on or before September 30, 2016 and (iii) $2.0 million on or before December 31, 2016. In the event the disinterested members of the board of directors of Rhino’s general partner determine that the Partnership does not need the capital that would be provided by either or both installments set forth in (ii) and (iii) above, in each case, Rhino has the option to rescind Royal’s purchase of 13,333,333 common units and the applicable installment will not be payable (each, a “Rescission Right”). If Rhino fails to exercise a Rescission Right, in each case, Rhino has the option to repurchase 13,333,333 of its common units at $0.30 per common unit from Royal (each, a “Repurchase Option”). The Repurchase Options terminate on December 31, 2017. Royal’s obligation to pay any installment of the promissory note is subject to certain conditions, including that Rhino has entered into an agreement to extend the Credit Facility, as amended, to a date no sooner than December 31, 2017. In the event such conditions are not satisfied as of the date each installment is due, Royal has the right to cancel the remaining unpaid balance of the promissory note in exchange for the surrender of such number of common units equal to the principal balance cancelled divided by $0.15.

Overview after Rhino Acquisition

We are a diversified energy that is focused on coal and energy related assets and activities, including energy infrastructure investments. We produce, process and sell high quality coal of various steam and metallurgical grades. We market our steam coal primarily to electric utility companies as fuel for their steam powered generators. Customers for our metallurgical coal are primarily steel and coke producers who use our coal to produce coke, which is used as a raw material in the steel manufacturing process. In addition to operating coal properties, we manage and lease coal properties and collect royalties from those management and leasing activities. Our business includes investments in joint ventures to provide for the transportation of hydrocarbons and drilling support services in the Utica Shale region. We have also invested in joint ventures that provide sand for fracking operations to drillers in the Utica Shale region and other oil and natural gas basins in the U.S.

We have a geographically diverse asset base with coal reserves located in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. As of December 31, 2015, we controlled an estimated 363.6 million tons of proven and probable coal reserves, consisting of an estimated 310.1 million tons of steam coal and an estimated 53.5 million tons of metallurgical coal. In addition, as of December 31, 2015, we controlled an estimated 436.8 million tons of non-reserve coal deposits.

We operate underground and surface mines located in Illinois, Kentucky, Ohio, West Virginia and Utah. The number of mines that we operate may vary from time to time depending on a number of factors, including the demand for and price of coal, depletion of economically recoverable reserves and availability of experienced labor. In the third quarter of 2015, we temporarily idled a majority of our Central Appalachia operations due to ongoing weak coal market conditions for met and steam coal produced from this region. We resumed mining operations at a majority of our Central Appalachia operations during the three months ended March 31, 2016, but certain Central Appalachia mining operations have remained idle as we seek acceptable coal sales contracts that will allow mining to resume at these specific operations.

Our principal business strategy is to safely, efficiently and profitably produce, sell and lease both steam and metallurgical coal from our diverse asset base in order to maintain and, over time, increase our quarterly cash distributions. In addition, we continue to seek opportunities to expand and diversify our operations through strategic investments, including investments in long-term, cash generating natural resource assets. We believe that such assets will allow us to grow our cash available for distribution and enhance stability of our cash flow.

For the six months ended June 30, 2016, we generated revenues of approximately $50 million and a net loss of approximately ($10.7) million.

Principal Executive Offices

Our principal executive offices are located at 56 Broad Street, Suite 2, Charleston, SC 29401. Our telephone number is (843) 900-7693, and our website address is www.royalenergy.us. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

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THE OFFERING

Common stock offered by us	1,000,000 shares of common stock.

Offering price per share	$4.25

Common stock outstanding immediately after this offering	16,714,421 shares of common stock

Initial Purchase	50,000 shares of common stock, for gross proceeds of $212,500, payable by a Purchase Note executed by the East Hill.

Subsequent Purchases

Until sixty days after the initial purchase, East Hill will have the right to purchase additional Shares, provided that: each purchase must be of no less than 20,000 shares and no more than 50,000 shares; and East Hill may not be obligated on a Purchase Note from a prior purchase.

Final Purchase	East Hill will purchase the balance of any shares which have not been purchased for cash sixty days after the initial purchase.

Purchase Note	A “Purchase Note” is a promissory note that may be issued by East Hill to us for the Initial Purchase and any Subsequent Purchase of shares hereunder, but not for the Final Purchase of shares. Each Purchase Note will be payable in full without interest fifteen calendar days after issuance, and shall bear interest at 15% per annum to the extent the Purchase Note is not paid in full on the maturity date.

Use of proceeds	We intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including working capital, investments in Rhino, and acquisitions of other businesses or assets in the energy sector. See the section entitled “Use of Proceeds.”

Risk factors	See “Risk Factors” on Page S-4 of this prospectus supplement and “Risk Factors” set forth in the accompanying prospectus on page 4 for a discussion of material risks that prospective purchasers of shares of our common stock should consider.

OTCQB Symbol	ROYE

The number of shares of our common stock to be outstanding after the offering is based on 16,714,421 shares of common stock outstanding as of October 5, 2016, and excludes:

●	an aggregate of 1,876,309 shares of common stock reserved for future issuance as of such date under our stock option and incentive plans;

●	390,909 shares of our common stock underlying the conversion of convertible notes with an aggregate principal amount of $2,150,000 which are convertible at $5.50 per share; and

●	51,000 shares of our common stock underlying the conversion of preferred stock outstanding as of such date.

S-4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in, or incorporated by reference into, the Risk Factors section of this prospectus. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information before deciding to invest in our common stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of such risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case you may lose part or all of your investment.

Risks Related to Our Common Stock

The market price of our common stock may be volatile and adversely affected by several factors. This could subject us to securities class action litigation and our stockholders could incur substantial losses.

The market price of our common stock could fluctuate significantly in response to various factors and events, including but not limited to:

●	fluctuations in the price of coal and competing energy sources, including oil, natural gas, and renewable energy sources such as wind, solar, and hydroelectric;

●	regulatory actions with respect to our products or our competitors’ products;

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof, which may be necessary to fund our operating expenses;

●	announcements of technological innovations or new products by us or our competitors;

●	the success of competitive products;

●	loss of any strategic relationship;

●	regulatory or legal developments in the United States and other countries;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	sales of our common stock by us, our insiders or our other stockholders; and

●	whether an active trading market in our common stock develops and is maintained.

S-5

In addition, the market price for securities of natural resource companies historically has been highly volatile, and the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because natural resource companies have experienced significant stock price volatility in recent years due to wide fluctuations in the market price of natural resources and increased regulatory constraints on the industry.

Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock.

Our board of directors has the authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. We are currently contemplating additional capital raising transactions within the next twelve months, which would likely result in issuances of additional shares which would be dilutive to current shareholders. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

We may not make a debt payment due on December 31, 2016, and the default may negatively impact our common stock.

On March 21, 2016, we entered into a Securities Purchase Agreement (the “SPA”) with Rhino, under which we purchased 6,000,000 newly issued common units of Rhino for $1.50 per common unit, for a total investment in Rhino of $9,000,000. The Company paid the purchase by making a cash payment of $2,000,000 and by issuing a promissory note in the amount of $7,000,000 to Rhino, which is payable without interest on the following schedule: $3,000,000 on or before July 31, 2016; $2,000,000 on or before September 30, 2016; and $2,000,000 on or before December 31, 2016. On May 13, 2016, we paid the $3,000,000 installment which was scheduled to be paid by July 31, 2016, and on September 30, 2016, we paid the $2,000,000 installment due that day.

There is a $2,000,000 installment due on the note on December 31, 2016, and we currently do not have sufficient cash on hand to make the payment. The installment is secured by 1,333,334 common units which we hold in Rhino, but is otherwise non-recourse to us. Therefore, Rhino’s only remedy is to cancel the shares which secure the installment.

Under Rhino’s Fifth Amended and Restated Credit Facility dated May 13, 2016 with its secured lenders, we are required to make a capital contribution of $2,000,000 into Rhino on or before December 31, 2016. Accordingly, if we fail to make the $2,000,000 installment due on the note on December 31, 2016, such failure may constitute an event of default under Rhino’s Fifth Amended and Restated Credit Facility, which could materially impair the value of our investment in Rhino.

We are currently negotiating with third parties to provide the funding to make the payment, but there is no assurance that we will be able to complete a transaction with such third parties to make the installment. Furthermore, the terms of any such transaction could materially alter dilute our ownership in Rhino or materially alter our legal relationship with Rhino, and in particular could result in our control over Rhino being severely diluted.

S-6

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering. We expect to use $2 million of the proceeds of this offering to pay an installment due on a promissory note payable to our majority owned subsidiary, Rhino Resource Partners, L.P., and the remainder for general corporate purposes, including working capital. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the offering price for our common stock in this offering is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $4.25 per share, if you purchase shares in this offering, you will suffer immediate dilution of $2.61 per share in the net tangible book value of the common stock.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $4,250,000 from this offering, after deducting estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including working capital, investments in Rhino, and acquisitions of other businesses or assets in the energy sector. As of the date of this prospectus supplement, we have not allocated the proceeds that we intend to use for general corporate purposes for any specific purposes.

DETERMINATION OF OFFERING PRICE

The offering price under the Purchase Agreement is $4.25 per share. Our common stock is listed on the OTCQB under the symbol “ROYE”. The last reported sale price of our common stock on October 5, 2016 was $7.02 per share. The offering price is approximately 60.5% of the last sale price of our common stock as of the date of Purchase Agreement. The discount from market price was determined as a result of contractual negotiations with East Hill. Factors that influenced the offering price were our financial results, including historical earnings and revenues, tangible net worth, prospects for growth and the coal industry, and the low daily average volume of trading in our common stock. It is our belief that these terms are fair under the circumstances of the offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

The net tangible book value of our common stock on June 30 2016 was approximately $24.8 million, or approximately $1.48 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

S-7

After giving effect to the sale of shares of common stock in this offering at an offering price of $4.25 per share, our as adjusted net tangible book value at June 30, 2016, would have been approximately $29.0 million, or $1.64 per share. This represents an immediate dilution of $2.61 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Offering price per share	$4.25

Net tangible book value per share at June 30, 2016	1.48
Increase per share attributable to new investors for this offering	0.16

Net tangible book value per share after giving effect to this offering	1.64
Dilution per share to new investors	$2.61

The number of shares of our common stock to be outstanding after the offering is based on 16,714,421 shares of common stock outstanding as of October 5, 2016, and excludes:

●	an aggregate of 1,876,309 shares of common stock reserved for future issuance as of such date under our stock option and incentive plans;

●	390,909 shares of our common stock underlying the conversion of convertible notes with an aggregate principal amount of $2,150,000 which are convertible at $5.50 per share; and

●	51,000 shares of our common stock underlying the conversion of preferred stock outstanding as of such date.

PLAN OF DISTRIBUTION

On October 6, 2016, we entered into the Purchase Agreement with East Hill in order to establish possible source of funding for us. East Hill is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Purchase Agreement and is subject to Regulation M.

East Hill may sell some or all of the common stock it owns or may acquire under the Purchase Agreement in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;

2.	in privately negotiated transactions;

3.	through the writing of options on the common stock; or

4.	in any combination of these methods of distribution.

Regulation M

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, East Hill is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed East Hill that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised East Hill of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

S-8

We will deliver Instructions to our transfer agent to issue shares of common stock to East Hill free of restrictive legends at the time of issuance of such shares.

Pursuant to the Purchase Agreement, East Hill and its affiliates shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.9% of the outstanding common stock of the Company.

Pursuant to section 3.01(u) of the Purchase Agreement, East Hill is not prohibited from engaging in short sales or other hedging activities before or after the purchase of common stock under the Purchase Agreement, except for the period of time between the execution of the Purchase Agreement and its public disclosure by us.

The obligation of East Hill to purchase any unsold shares under the Purchase Agreement, and our obligation to sell East Hill any unsold shares, shall be suspended in the event either East Hill or us are in default of any representation, warranty, covenant, obligation or other agreement (other than a simple failure to deliver the consideration due by that party at the closing) at the time the purchase is scheduled to take place (a “Closing Delay”). In the event a Closing Delay occurs, any closing will be suspended until the circumstances that caused the Closing Delay to exist are cured. If the circumstances that caused a Closing Delay to exist are cured, the closing will occur at a date mutually acceptable to East Hill and us within five (5) business days of the date the Closing Delay is cured. Either party has the right to terminate the Purchase Agreement if the other party is responsible for circumstances that caused a Closing Delay and such circumstances are not cured within five (5) business days after written notice from the other party.

We have not engaged a broker or placement agent to sell the shares being offered by this prospectus, and all shares will be sold by our officers. No commission or placement agent fee will paid by us in connection with this offering, and we will receive all proceeds of this offering. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $15,000. .

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Royal Energy Resources, Inc. by Davis Gillett Mottern & Sims, LLC of Atlanta, Georgia.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2015, include our consolidated financial statements for the fiscal year ended August 31, 2015, which have been audited by Paritz & Company, P.A., an independent registered public accounting firm, and our consolidated financial statements for the fiscal year ended August 31, 2014, which have been audited by GZTY CPA Group, LLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Rhino Resource Partners LP, incorporated in this Prospectus by reference to Royal Energy Resources, Inc. Current Report on Form 8-K/A filed August 8, 2016, for the years ended December 31, 2015 and 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our internet address is www.royalenergy.us. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended prior to the termination of this offering:

●	Our Annual Report on Form 10-K for the year ended August 31, 2015, filed with the SEC on November 30, 2015.

●	Our Quarterly Reports on Form 10-Q filed with the SEC on January 14, 2016, March 4, 2016 and May 16, 2016.

●	Our Current Reports on Form 8-K filed with the SEC on December 3, 2015, January 8, 2016, February 5, 2016, March 23, 2016, July 29, 2016, August 8, 2016, September 19, 2016, and October 6, 2016.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Royal Energy Resources, Inc.

56 Broad Street, Suite 2

Charleston, SC 29401

Attention: William L. Tuorto, Chief Executive Officer

Tel.: (843) 900-7693

E-mail: williamtuorto@royalenergy.us

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PROSPECTUS

ROYAL ENERGY RESOURCES, INC.

Common Stock

Warrants

Units

From time to time, we may offer and sell shares of our common stock, warrants to purchase common stock, or other securities; and units consisting of two or more of these classes or series of securities in one or more offerings in amounts, at prices and on terms that we will determine at the time of the offering. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $50,000,000

We will offer these securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering. Each time we offer securities, we will provide you with specific terms of the securities offered in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus, any application prospectus supplement and the additional information described below under the heading “Where You Can Find More Information” carefully before you invest in any securities.

The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public of such securities and the net proceeds we or the selling stockholder expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the OTCQB under the symbol “ROYE”. The last reported sale price of our common stock on August 8, 2016 was $10.50 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2016

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Royal Energy,” “we,” “us,” “our,” “company,” or “Company” in this prospectus refer to Royal Energy Resources, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

You should rely only on the information contained or incorporated by reference in this prospectus or any related prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read this prospectus carefully as it contains important information you should consider when making your investment decision. See “Risk Factors” beginning on page 4.

Overview

The Company previously pursued gold, silver, copper and rare earth metals mining concessions in Romania and mining leases in the United States. Commencing in January 2015, the Company began a series of transactions under which the Company disposed of all of its existing assets, underwent a change in ownership control and management, and repurposed itself as a North American energy recovery company, with plans to acquire undervalued natural resource assets by taking advantage of favorable valuations for mergers and acquisitions in the current energy markets. On April 17, 2015, the Company completed its first acquisition in furtherance of its change in principle operations, consisting of 40,976 net acres of coal and coalbed methane, located across 22 counties in West Virginia. In June 2015, the Company completed the acquisition of Blue Grove Coal, LLC, a licensed operator of a coal mine owned by GS Energy, LLC. In three separate transactions occurring from January 2016 to March 2016, the Company acquired control of Rhino Resource Partners, LP.

The Company is currently evaluating a number of possible acquisitions of operating coal mines and non-operating coal assets. There are currently many coal assets for sale at attractive prices due to distress conditions in the coal industry. The distress conditions are mainly due to new environmental regulations, which have increased operating costs for coal operators, and have encouraged coal buyers to switch to less costly energy sources, such as natural gas. The resulting drop in demand from coal buyers has caused the price of coal to decline considerably, and caused bankruptcy filings by many of the major coal operators. Despite the current distress in the industry, industry experts still predict that coal will supply a significant percentage of the nation’s energy needs for the foreseeable future, and thus overall demand for coal will remain significant. Management believes there are a number of attractive acquisition candidates in the coal industry which can be operated profitably at current prices and under the current regulatory environment.

Purchase of Majority Control of Rhino Resource Partners, LP

On January 21, 2016, a definitive agreement was completed between Royal and Wexford Capital LP and certain of its affiliates (collectively, “Wexford”) whereby Royal acquired 6,769,112 of Rhino’s issued and outstanding common units from Wexford. The definitive agreement also included a commitment by Royal to acquire within 60 days from the date of the definitive agreement, or March 21, 2016, of all of the issued and outstanding membership interests of Rhino GP LLC (Rhino GP”), Rhino’s general partner, as well as 9,455,252 of the Partnership’s issued and outstanding subordinated units from Wexford.

On March 17, 2016, Royal completed the acquisition of all of the issued and outstanding membership interests of Rhino GP as well as the 9,455,252 issued and outstanding subordinated units from Wexford. Royal obtained control of, and a majority limited partner interest, in Rhino with the completion of this transaction. Immediately subsequent to the consummation of the transaction, the following members of the board of directors of the Partnership’s general partner tendered their resignations effective immediately: Mark Zand, Philip Braunstein, Ken Rubin, Arthur Amron, Douglas Lambert and Mark Plaumann. As the owner of the Partnership’s general partner, Royal has the right to appoint the members of the board of directors of the Partnership’s general partner and so appointed the following individuals as new directors to fill the vacancies resulting from the resignations: William Tuorto, Ronald Phillips, Michael Thompson, Ian Ganzer, Douglas Holsted, Brian Hughs and David Hanig.

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On March 21, 2016, Rhino and Royal entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which Rhino issued 60,000,000 of its common units to Royal in a private placement at $0.15 per common unit for an aggregate purchase price of $9.0 million. Royal paid Rhino $2.0 million in cash and delivered a promissory note payable to the Partnership in the amount of $7.0 million. The promissory note is payable in three installments: (i) $3.0 million on July 31, 2016; (ii) $2.0 million on or before September 30, 2016 and (iii) $2.0 million on or before December 31, 2016. In the event the disinterested members of the board of directors of Rhino’s general partner determine that the Partnership does not need the capital that would be provided by either or both installments set forth in (ii) and (iii) above, in each case, Rhino has the option to rescind Royal’s purchase of 13,333,333 common units and the applicable installment will not be payable (each, a “Rescission Right”). If Rhino fails to exercise a Rescission Right, in each case, Rhino has the option to repurchase 13,333,333 of its common units at $0.30 per common unit from Royal (each, a “Repurchase Option”). The Repurchase Options terminate on December 31, 2017. Royal’s obligation to pay any installment of the promissory note is subject to certain conditions, including that Rhino has entered into an agreement to extend the Credit Facility, as amended, to a date no sooner than December 31, 2017. In the event such conditions are not satisfied as of the date each installment is due, Royal has the right to cancel the remaining unpaid balance of the promissory note in exchange for the surrender of such number of common units equal to the principal balance cancelled divided by $0.15.

Overview after Rhino Acquisition

We are a diversified energy that is focused on coal and energy related assets and activities, including energy infrastructure investments. We produce, process and sell high quality coal of various steam and metallurgical grades. We market our steam coal primarily to electric utility companies as fuel for their steam powered generators. Customers for our metallurgical coal are primarily steel and coke producers who use our coal to produce coke, which is used as a raw material in the steel manufacturing process. In addition to operating coal properties, we manage and lease coal properties and collect royalties from those management and leasing activities. Our business includes investments in joint ventures to provide for the transportation of hydrocarbons and drilling support services in the Utica Shale region. We have also invested in joint ventures that provide sand for fracking operations to drillers in the Utica Shale region and other oil and natural gas basins in the U.S.

We have a geographically diverse asset base with coal reserves located in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region. As of December 31, 2015, we controlled an estimated 363.6 million tons of proven and probable coal reserves, consisting of an estimated 310.1 million tons of steam coal and an estimated 53.5 million tons of metallurgical coal. In addition, as of December 31, 2015, we controlled an estimated 436.8 million tons of non-reserve coal deposits.

We operate underground and surface mines located in Illinois, Kentucky, Ohio, West Virginia and Utah. The number of mines that we operate may vary from time to time depending on a number of factors, including the demand for and price of coal, depletion of economically recoverable reserves and availability of experienced labor. In the third quarter of 2015, we temporarily idled a majority of our Central Appalachia operations due to ongoing weak coal market conditions for met and steam coal produced from this region. We resumed mining operations at a majority of our Central Appalachia operations during the three months ended March 31, 2016, but certain Central Appalachia mining operations have remained idle as we seek acceptable coal sales contracts that will allow mining to resume at these specific operations.

Our principal business strategy is to safely, efficiently and profitably produce, sell and lease both steam and metallurgical coal from our diverse asset base in order to maintain and, over time, increase our quarterly cash distributions. In addition, we continue to seek opportunities to expand and diversify our operations through strategic investments, including investments in long-term, cash generating natural resource assets. We believe that such assets will allow us to grow our cash available for distribution and enhance stability of our cash flow.

On a pro forma basis for the three months ended March 31, 2016, we generated revenues of approximately $40.4 million and a net loss of approximately $1.2 million. For the three months ended March 31, 2016, we produced and sold approximately 0.8 million tons of coal, of which approximately 95% of tons sold were sold pursuant to supply contracts.

Principal Executive Offices

Our principal executive offices are located at 56 Broad Street, Suite 2, Charleston, SC 29401. Our telephone number is (843) 900-7693, and our website address is www.royalenergy.us. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

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THE OFFERING

Securities Offered	We are offering up to $50,000,000 in securities consisting of shares common stock.

Use of Proceeds	We intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, investments in Rhino, and acquisitions of other businesses or assets in the energy sector. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in, or incorporated by reference into, the Risk Factors section of this prospectus. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information before deciding to invest in our common stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of such risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case you may lose part or all of your investment.

Risks Related to Our Business

A substantial or extended decline in coal prices within the coal industry or increase in the costs of mining could adversely affect our operating results and the value of our coal reserves.

Our operating results will largely depend on the margins that we earn on our coal sales. We expect to enter into coal sales contracts that are “forward sales contracts” under which customers agree to pay a specified price under their contracts for coal to be delivered in future years. The profitability of these contracts depends on our ability to adequately control the costs of the coal production underlying the contracts. Our margins reflect the price we receive for our coal over our cost of producing and transporting our coal and are impacted by many factors, including:

●	The market price for coal;

●	The supply of, and demand for, domestic and foreign coal;

●	Competition from other coal suppliers;

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●	The cost of using, and the availability of, other fuels, including the effects of technological developments;

●	Advances in power technologies;

●	The efficiency of our mines;

●	The amount of coal we are able to produce from our properties, which could be adversely affected by, among other things, operating difficulties and unfavorable geologic conditions;

●	The pricing terms contained in our long-term contracts;

●	Cancellation or renegotiation of contracts;

●	Legislative, regulatory and judicial developments, including those related to the release of GHGs;

●	The strength of the U.S. dollar;

●	Air emission, wastewater discharge and other environmental standards for coal-fired power plants or coal mines;

●	Delays in the receipt of, failure to receive, or revocation of necessary government permits;

●	Inclement or hazardous weather conditions and natural disasters;

●	Availability and cost or interruption of fuel, equipment and other supplies;

●	Transportation costs;

●	Availability of transportation infrastructure, including flooding and railroad derailments;

●	Cost and availability of our contract miners;

●	Availability of skilled employees; and

●	Work stoppages or other labor difficulties.

Substantial or extended declines in the price that we receive for our coal or increases in the costs of mining our coal could have a material adverse effect on our operating results and our ability to generate the cash flows we require to invest in our operations, satisfy our obligations and pay distributions to shareholders. To the extent our costs increase but pricing under these coal sales contracts remains fixed or declines, we will be unable to pass increasing costs on to our customers. If we are unable to control our costs, our profitability under our forward sales contracts may be impaired and our results of operations, business and financial condition, and our ability to make distributions to our shareholders could be materially and adversely affected.

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A decrease in the use of coal by electric utilities could affect our ability to sell the coal we produce.

According to the World Coal Association, in 2013, coal was used to generate over 40% of the world’s electricity needs. According to the Energy Information Administration (“EIA”), in the United States, the domestic electricity generation industry accounts for approximately 95% of domestic thermal coal consumption. The amount of coal consumed by the electricity generation industry is affected primarily by the overall demand for electricity, and environmental and other governmental regulations as well as the price and availability of renewable energy sources, including biomass, hydroelectric, wind and solar power and other non-renewable fuel sources, including natural gas and nuclear power. For example, the relatively recent low price of natural gas has resulted, in some instances, in domestic generators increasing natural gas consumption while decreasing coal consumption. Additionally, in June 2014, the EPA proposed new regulations limiting carbon dioxide emissions from existing power generation facilities. Under this proposal, nationwide carbon dioxide emissions would be reduced by 30% from 2005 levels by 2030 with a flexible interim goal. The final rule is expected to be issued in June 2015, and the emission reductions are scheduled to commence in 2020 although expected procedural delays and anticipated litigation create uncertainty regarding if and when these new regulations will take effect. Future environmental regulation of GHG emissions could accelerate the use by utilities of fuels other than coal. Domestically, state and federal mandates for increased use of electricity derived from renewable energy sources could affect demand for our coal. A number of states have enacted mandates that require electricity suppliers to rely on renewable energy sources to generate a certain percentage of their power. Such mandates, combined with other incentives to use renewable energy sources, such as tax credits, could make alternative fuel sources more competitive with coal. A decrease in coal consumption by the electricity generation industry could adversely affect the price of coal, which could negatively affect our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

Our mining operations will be extensively regulated which imposes significant costs on us and changes to existing and potential future regulations or violations of regulations could increase those costs or limit our ability to produce coal.

The coal mining industry is subject to increasingly strict regulations by federal, state and local authorities on matters such as:

●	Permits and other licensing requirements;

●	Surface subsidence from underground mining;

●	Contract miner health and safety;

●	Remediation of contaminated soil, surface water and groundwater;

●	Air emissions;

●	Water quality standards;

●	The discharge of materials into the environment, including wastewater;

●	Storage, treatment and disposal of petroleum products and substances which are regarded as hazardous under applicable laws or which, if spilled, could reach waterways or wetlands;

●	Storage, treatment and disposal of petroleum products and substances which are regarded as hazardous under applicable laws or which, if spilled, could reach waterways or wetlands;

●	Storage and disposal of coal wastes including coal slurry under applicable laws;

●	Protection of human health, plant life and wildlife, including endangered and threatened species;

●	Reclamation and restoration of mining properties after mining is completed;

●	Wetlands protection;

●	Dam permitting; and

●	The effects, if any, that mining has on groundwater quality and availability.

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To the extent we engage in longwall mining, subsidence issues will be particularly important to our operations. Failure to timely secure subsidence rights or any associated mitigation agreements, could materially affect our results by causing delays or changes in our mining plan through stoppages or increased costs because of the necessity of obtaining such rights.

Because of the extensive and detailed nature of these regulatory requirements, it is extremely difficult for us and other underground coal mining companies in particular, as well as the coal industry in general, to comply with all requirements at all times. We expect to be cited for violations in the future. Future violations may have a material adverse impact on our business, result of operations or financial condition. While it is not possible to quantify all of the costs of compliance with applicable federal and state laws and associated regulations, those costs are expected to continue to be significant. Compliance with these laws and regulations, and delays in the receipt of, or failure to receive or revocation of necessary government permits, could substantially increase the cost of coal mining or have a material adverse effect on our results of operations, cash flows and financial condition as well as our ability to pay distributions to our shareholders.

Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

The utility industry is subject to extensive regulation regarding the environmental impact of its power generation activities, particularly with respect to air emissions, which could affect demand for our coal. For example, the federal Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. A series of more stringent requirements relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants will, or are expected to become effective in coming years. In addition, concerted conservation efforts that result in reduced electricity consumption could cause coal prices and sales of our coal to materially decline.

More stringent air emissions limitations may require significant emissions control expenditures for many coal-fired power plants and could have the effect of making coal-fired plants less profitable. As a result, some power plants may switch to other fuels that generate less of these emissions or they may close. Any switching of fuel sources away from coal, closure of existing coal-fired plants, or reduced construction of new plants could have a material adverse effect on demand for and prices received for our coal.

It is possible that new environmental legislation or regulations may be adopted, or that existing laws or regulations may be differently interpreted or more stringently enforced, any of which could have a significant impact on our mining operations or our customers’ ability to use coal.

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Recent developments in the regulation of GHG emissions and coal ash could materially adversely affect our customers’ demand for coal and our results of operations, cash flows and financial condition.

Coal-fired power plants produce carbon dioxide and other GHGs as a by-product of their operations. GHG emissions have received increased scrutiny from local, state, federal and international government bodies. Future regulation of GHGs could occur pursuant to U.S. treaty obligations or statutory or regulatory change. The EPA and other regulators are using existing laws, including the federal Clean Air Act, to limit emissions of carbon dioxide and other GHGs from major sources, including coal-fired power plants that may require the use of “best available control technology.” For example, in 2011, the EPA issued regulations, including permitting requirements, restricting GHG emissions from any new U.S. power plants, and from any existing U.S. power plants that undergo major modifications that increase their GHG emissions. In response to a recent Supreme Court decision, the EPA is scaling back its GHG permitting program in part and plans to finalize a rule by the end of 2015 to rescind certain permits issued under the Clean Air Act triggered solely because of GHG emissions. In addition, the EPA, in September 2013, also proposed new source performance standards for GHG emissions for new coal and oil-fired power plants, which could require partial carbon capture and sequestration. The EPA is expected to issue a final regulation by mid-summer 2015. In addition, in June 2013, President Obama announced additional initiatives intended to reduce greenhouse gas emissions globally, including curtailing U.S. government support for public financing of new coal-fired power plants overseas and promoting fuel switching from coal to natural gas or renewable energy sources. Global treaties are also being considered that place restrictions on carbon dioxide and other GHG emissions. On June 2, 2014, the EPA further proposed new regulations limiting carbon dioxide emissions from existing power generation facilities. Under this proposal, nationwide carbon dioxide emissions would be reduced by 30% from 2005 levels by 2030 with a flexible interim goal. The final rule is expected to be issued by mid-summer 2015 and the emission reductions are scheduled to commence in 2020. In addition, state and regional climate change initiatives to regulate GHG emissions, such as the RGGI of certain northeastern and mid-Atlantic states, the Western Climate Initiative, the Midwestern Greenhouse Gas Reduction Accord and the California Global Warming Solutions Act, either have already taken effect or may take effect before federal action. Further, governmental agencies have been providing grants or other financial incentives to entities developing or selling alternative energy sources with lower levels of GHG emissions, which may lead to more competition from those entities. There have also been several public nuisance lawsuits brought against power, coal, oil and gas companies alleging that their operations are contributing to climate change. The plaintiffs are seeking various remedies, including punitive and compensatory damages and injunctive relief. While the U.S. Supreme Court recently determined that such claims cannot be pursued under federal law, plaintiffs may seek to proceed under state common law.

In December 2014, the EPA announced that it had determined to regulate coal combustion wastes, sometimes referred to as coal ash, as a nonhazardous substance under Subtitle D of the RCRA. While classifying coal combustion waste as a hazardous waste under Subtitle C of the RCRA would have led to more stringent requirements, the new rule could still increase customers’ operating costs and may make coal less attractive for electric utilities.

The enactment of these and other laws or regulations regarding emissions from the combustion of coal or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources thereby reducing demand for our coal. Significant public opposition has also been raised with respect to the proposed construction of certain new coal-fueled electricity generating plants and certain new export transloading facilities due to the potential for increased air emissions. Such opposition, as well as any corporate or investor policies against coal-fired generation plants could also reduce the demand for our coal. Further, policies limiting available financing for the development of new coal-fueled power plants could adversely impact the global demand for coal in the future. The potential impact on us of future laws, regulations or other policies or circumstances will depend upon the degree to which any such laws, regulations or other policies or circumstances force electricity generators to diminish their reliance on coal as a fuel source. In view of the significant uncertainty surrounding each of these factors, it is not possible for us to reasonably predict the impact that any such laws, regulations or other policies may have on our results of operations, cash flows and financial condition as well as our ability to pay distributions to our shareholders. However, such impacts could have a material adverse effect on our results of operations, cash flows and financial condition as well as our ability to pay distributions to our shareholders.

Extensive governmental regulation pertaining to employee safety and health imposes significant costs on our mining operations and could materially and adversely affect our results of operations.

Federal and state safety and health regulations in the coal mining industry are among the most comprehensive and pervasive systems for protection of employee safety and health affecting any U.S. industry. Compliance with these requirements will impose significant costs on us and can result in reduced productivity. New health and safety legislation, regulations and orders may be adopted that may materially and adversely affect our mining operations.

Federal and state health and safety authorities have the right to inspect our operations. In recent years, federal authorities have also conducted special inspections of coal mines for, among other safety concerns, the accumulation of coal dust and the proper ventilation of gases such as methane. In addition, the federal government has announced that it is considering changes to mine safety rules and regulations, which could potentially result in or require additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements.

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In addition, in March 2013, MSHA implemented a revised POV standard. Under the revised standard, mine operators are no longer entitled to a ninety day notice of potential POV. In addition, MSHA began screening for POV by using issued citations and orders, prior to their final adjudication. If a mine is designated as having a POV, MSHA will issue an order withdrawing miners from any areas affected by violations which pose a significant and substantial hazard to the health and/or safety of miners. Once a mine is in POV status, it can be removed from that status only upon (i) a complete inspection of the entire mine with no S&S enforcement actions issued by MSHA or (ii) no POV-related withdrawal orders being issued by MSHA within ninety (90) days following the mine operator being placed on POV status. Litigation testing the validity of the standard and its application by MSHA is ongoing. However, from time to time one or more of our operations may meet the POV screening criteria, and we cannot make assurances that one or more of our operations will not be placed into POV status, which could materially and adversely affect our results of operations.

We must compensate employees for work-related injuries. If adequate provisions for workers’ compensation liabilities were not made, our future operating results could be harmed. Also, federal law requires we contribute to a trust fund for the payment of benefits and medical expenses to certain claimants. Currently, the trust fund is funded by an excise tax on coal production of $1.10 per ton for underground coal sold domestically, not to exceed 4.4% of the gross sales price. If this tax increases, or if we could no longer pass it on to the purchasers of our coal under our coal sales agreements, our operating costs could be increased and our results could be materially and adversely affected. If new laws or regulations increase the number and award size of claims, it could materially and adversely harm our business. In addition, the erosion through tort liability of the protections we are currently provided by workers’ compensation laws could increase our liability for work-related injuries and have a material adverse effect on our results of operations, cash flows and financial condition as well as our ability to pay distributions to our shareholders.

Extensive environmental regulations, including existing and potential future regulatory requirements, pertaining to discharge of materials into the environment, including wastewater, imposes significant costs to our mining operations and could materially and adversely affect our production, cash flow and profitability.

Our mining operations will be subject to numerous complex regulatory, compliance, and enforcement programs. Our operations, from time to time, may be issued violation notices from various agencies that result in fines, penalties, or suspension of mining activities. Such a suspension could have a material adverse effect on our results of operations, cash flows and financial condition, as well as our ability to make distributions to our shareholders.

Additionally, regulatory agencies may, from time to time, add more stringent compliance requirements to our environmental permits either by rule, or regulation or during the permit renewal process. More stringent requirements could lead to increases in costs and could materially and adversely affect our production, cash flow and profitability. For example, on April 30, 2013, citing lack of resources and the priority of other matters, the EPA denied a petition brought by environmental groups seeking to add coal mines to the Clean Air Act section 111 list of stationary source categories, which would have had the effect of regulating methane emissions from coal mines in some manner. Following the environmental groups’ challenge to EPA’s denial, the United States Court of Appeals for the District of Columbia upheld the EPA’s action in May 2014. However, the EPA could, in the future, determine to add coal mines to the list of regulated sources and impose emission limits on coal mines, which could have a significant impact on our mining operations.

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We may be unable to obtain, maintain or renew permits necessary for our operations and to mine all of our coal reserves, which would materially and adversely affect our production, cash flow and profitability.

In order to develop economically recoverable coal reserves, we must regularly obtain, maintain or renew a number of permits that impose strict requirements on various environmental and operational matters in connection with coal mining. These include permits issued by various federal, state and local agencies and regulatory bodies. Permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical and could result in the discontinuance of mine development or the development of future mining operations. The public, including non-governmental organizations, anti-mining groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulatory processes, and otherwise engage in the permitting process, including bringing citizens’ claims to challenge the issuance or renewal of permits, the validity of environmental impact statements or performance of mining activities. Our mining operations may become subject to legal challenges before administrative or judicial bodies contesting the validity of our environmental permits under SMCRA and the CWA, among other statutory provisions. Accordingly, required permits may not be issued in a timely fashion or renewed at all, or permits issued or renewed may not be maintained, may be challenged or may be conditioned in a manner that may restrict our ability to efficiently and economically conduct our mining activities, any of which would materially reduce our production, cash flow, and profitability as well as our ability to pay distributions to our shareholders.

We make no assurances that we will be able to obtain, maintain or renew any of the governmental permits that we need to continue developing our proven and probable coal reserves. Further, new legislation or administrative regulations or new judicial interpretations or administrative enforcement of existing laws and regulations, including proposals related to the protection of the environment and to human health and safety that would further regulate and tax the coal industry may also require us to change operations significantly or incur increased costs. For example, in March 2014, the EPA announced a proposed rule expanding the definition of “Waters of the United States” that would expand the jurisdiction of the EPA and the United States Army Corps of Engineers to regulate waters not previously regulated. This rule, if it becomes final, could impact our ability to timely obtain necessary permits. Such changes could have a material adverse effect on our financial condition and results of operations as well as our ability to pay distributions to our shareholders.

Substantially all of our coal may be shipped through arrangements with, and are subject to minimum volume requirements that are due regardless of whether coal is actually shipped or mined.

Some or all of the coal that we will ship may be through contractual arrangements that have minimum volume requirements. Failure to meet those requirements could result in liquidated damages. If our operations do not meet the minimum volume requirements then we could suffer from a shortage of cash due to the ongoing requirement to pay minimum payments despite a lack of shipping and the associated sales revenue. As a result, our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders may be materially adversely affected.

Competition within the coal industry may adversely affect our ability to sell coal and excess production capacity in the industry could put downward pressure on coal prices.

We compete with other producers primarily on the basis of price, coal quality, transportation cost and reliability of delivery. We cannot assure you that competition from other producers will not adversely affect us in the future. The coal industry has experienced consolidation in recent years, including consolidation among some of our major competitors. We cannot assure you that the result of current or further consolidation in the industry will not adversely affect us. In addition, potential changes to international trade agreements, trade concessions or other political and economic arrangements may benefit coal producers operating in countries other than the U.S., where our mining operations are currently located. We cannot assure you that we will be able to compete on the basis of price or other factors with companies that in the future may benefit from favorable trading or other arrangements. We will compete directly for domestic and international coal sales with numerous other coal producers located in the U.S. and internationally, in countries such as Australia, China, India, South Africa, Indonesia, Russia and Colombia. The price of coal in the markets into which we sell our coal is also influenced by the price of coal in the markets in which we do not sell our coal because significant oversupply of coal from other markets could materially reduce the prices we receive for our coal. Increases in coal prices could encourage the development of expanded capacity by new or existing coal producers, which could result in lower coal prices. As a result, our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders may be materially adversely affected.

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Global economic conditions, or economic conditions in any of the industries in which our customers operate, and continued uncertainty in financial markets may have material adverse impacts on our business and financial condition that we cannot predict.

If economic conditions or factors that negatively affect the economic health of the U.S., Europe or Asia worsen, our revenues could be reduced and thus adversely affect our results of operations. These markets have historically experienced disruptions, relating to volatility in security prices, diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, failure and potential failures of major financial institutions, high unemployment rates and increasing interest rates. If these developments continue or worsen it may adversely affect the ability of our customers and suppliers to obtain financing to perform their obligations to us. If the economic impact of the current downturn continues to impact foreign markets disproportionately, global currencies will continue to weaken against the U.S. dollar. This would impact our ability to continue exporting our coal by making it more expensive for foreign buyers. We believe that deterioration or a prolonged period of economic weakness could have an adverse impact on our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

We may be involved in legal proceedings that if determined adversely to us, could significantly impact our profitability, financial position or liquidity.

We may be, and from time to time may become, involved in various legal proceedings that arise in the ordinary course of business. Some lawsuits will seek fines or penalties and damages in very large amounts, or seek to restrict our business activities. Any such proceedings could have a material adverse effect on our results of operations, cash flows and financial condition as well as our ability to make distributions to our shareholders.

Federal or state regulatory agencies have the authority to order certain of our mines to be temporarily or permanently closed under certain circumstances, which could materially and adversely affect our ability to meet our customers’ demands.

Federal or state regulatory agencies, including MSHA, have the authority under certain circumstances following significant health, safety or environmental incidents or pursuant to permitting authority to temporarily or permanently close one or more of our mines. If this occurred, we may be required to incur capital expenditures and/or additional expenses to re-open the mine. In the event that these agencies cause us to close one or more of our mines, our coal sales contracts will generally permit us to issue force majeure notices which suspend our obligations to deliver coal under such contracts. However, our customers may challenge our issuances of force majeure notices in connection with these closures. If these challenges are successful, we may have to purchase coal from third-party sources, if available, to fulfill these obligations, incur capital expenditures to re-open the mine or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery or termination of such customers’ contracts. Any of these actions could have a material adverse effect on our results of operations, cash flows and financial condition as well as our ability to pay distributions to our shareholders.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.

Certain of our coal mining operations use or have used hazardous and other regulated materials and have generated hazardous wastes, including in some case prior to our involvement with, or operation of, such location. We may be subject to claims under federal and state statutes or common law doctrines for penalties, toxic torts and other damages, as well as for natural resource damages and for the investigation and remediation of soil, surface water, groundwater, and other media under laws such as the CERCLA, commonly known as Superfund, or the Clean Water Act. Such claims may arise, for example, out of current, former or threatened conditions at sites that we currently own or operate as well as at sites that we and companies we acquired owned or operated in the past, or sent waste to for treatment or disposal, and at contaminated sites that have always been owned or operated by third parties.

Failure to meet certain provisions in our coal supply agreements could result in economic penalties.

Most of our coal supply agreements will contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as heat value, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, purchasing replacement coal in a higher-priced open market, rejection of deliveries or termination of the contracts. In some of the contract price adjustment provisions, failure of the parties to agree on price adjustments may allow either party to terminate the contract.

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Many agreements also contain provisions that permit the parties to adjust the contract price upward or downward for specific events, including changes in the laws regulating the timing, production, sale or use of coal. Moreover, a limited number of these agreements permit the customer to terminate the agreement if transportation costs increase substantially or, in the event of changes in regulations affecting the coal industry, such changes increase the price of coal beyond specified amounts. Additionally, a number of agreements provide that customers may terminate the agreement in the event a new or amended environmental law or regulation prevents or restricts the customer from utilizing coal supplied by us and/or requires material.

Certain of our customers may seek to defer contracted shipments of coal which could affect our results of operations and liquidity.

From time to time, certain customers may seek to delay shipments or request deferrals under existing agreements. There is no assurance that we will be able to resolve existing and potential deferrals on favorable terms, or at all. Any such deferrals may have an adverse effect on our business, results of operations and financial condition, as well as our ability to pay distributions to our shareholders.

We may not be able to obtain equipment, parts and raw materials in a timely manner, in sufficient quantities or at reasonable costs to support our coal mining and transportation operations.

We will use equipment in our coal mining and transportation operations such as continuous miners, conveyors, shuttle cars, rail cars, locomotives, roof bolters, shearers and shields. This equipment is procured from a concentrated group of suppliers, and obtaining this equipment often involves long lead times. Occasionally, demand for such equipment by mining companies can be high and some types of equipment may be in short supply. Delays in receiving or shortages of this equipment, as well as the raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of our supply contracts under which we obtain equipment and other consumables, could limit our ability to obtain these supplies or equipment. In addition, if any of our suppliers experiences an adverse event, or decides to no longer do business with us, we may be unable to obtain sufficient equipment and raw materials in a timely manner or at a reasonable price to allow us to meet our production goals and our revenues may be adversely impacted. The mining process involves the use of considerable quantities of steel. If the price of steel or other materials increases substantially or if the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses could increase. Any of the foregoing events could materially and adversely impact our results of operations, business and financial condition as well as our profitability and our ability to pay distributions to our shareholders.

The development of coal mines is a challenging process that may take longer and cost more than estimated, or not be completed at all.

The full development of our mineral rights may not be achieved. We may encounter adverse geological conditions or delays in obtaining, maintaining or renewing required construction, environmental or operating or mine design permits. Construction delays cause reduced production and cash flow while certain fixed costs, such as minimum royalties and debt payments, must still be paid on a predetermined schedule.

Our business requires substantial capital expenditures and we may not have access to the capital required to reach full development of our mines.

Maintaining and expanding mines and infrastructure is capital intensive. Specifically, the exploration, permitting and development of coal reserves, mining costs, the maintenance of machinery and equipment and compliance with applicable laws and regulations require substantial capital expenditures. While a significant amount of capital expenditures required to build-out our mines has been spent, we must continue to invest capital to maintain or to increase our production. Decisions to increase our production levels could also affect our capital needs. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, exploration, permitting and development activities at or above our present levels and we may be required to defer all or a portion of our capital expenditures. Our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders may be materially adversely affected if we cannot make such capital expenditures.

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Major equipment and plant failures could reduce our ability to produce and ship coal and materially and adversely affect our results of operations.

Once we acquire mining properties, we may be dependent on several major pieces of mining equipment and preparation plants to produce and ship our coal, including, but not limited to, continuous mining systems, preparation plants, and transloading facilities. If any of these pieces of equipment or facilities suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation, or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost which would impact our ability to produce and ship coal and materially and adversely affect our results of operations, business and financial condition and our ability to pay distributions to our shareholders.

We face numerous uncertainties in estimating our economically recoverable coal reserves.

Coal is economically recoverable when the price at which coal can be sold exceeds the costs and expenses of mining and selling the coal. Forecasts of our future performance are based on, among other things, estimates of our recoverable coal reserves. We will base our reserve information on engineering, economic and geological data assembled and analyzed by third parties and our staff, which includes various engineers. The reserve estimates as to both quantity and quality are updated from time to time to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of coal and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves necessarily depend upon a number of variable factors and assumptions, any one of which may, if inaccurate, result in an estimate that varies considerably from actual results. These factors and assumptions include:

●	Geologic and mining conditions, which may not be fully identified by available exploration data and may differ from our experience in areas we currently mine;

●	Future coal prices, operating costs and capital expenditures;

●	Excise taxes, royalties and development and reclamation costs;

●	Future mining technology improvements;

●	The effects of regulation by governmental agencies;

●	Ability to obtain, maintain and renew all required permits;

●	Employee health and safety needs; and

●	Historical production from the area compared with production from other producing areas.

As a result, actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our production from reserves may vary materially from estimates. These estimates thus may not accurately reflect our actual reserves. Any material inaccuracy in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs or decreased profitability which could materially adversely affect our results of operations, business and financial condition as well as our ability to pay distributions to our shareholders.

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Some of our customers may blend our coal with coal from other sources, making our sales dependent upon our customers locating additional sources of coal.

Our coal’s characteristics, particularly the sulfur or chlorine content, may cause many of our customers blend our coal with other purchased supplies of coal before burning it in their boilers. Some of our current or future coal sales may therefore be dependent in part on those customers’ ability to locate additional sources of coal with offsetting characteristics which may not be available in the future on terms that render the customers’ overall cost of blended coal economic. A loss of business from such customers may materially adversely affect our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

Our operations are subject to risks, some of which are not insurable, and we cannot assure you that our existing insurance would be adequate in the event of a loss.

We expect to maintain insurance to protect against risk of loss but our coverage is subject to deductibles and specific terms and conditions. We cannot assure you that we will have adequate coverage or that we will be able to obtain insurance against certain risks, including certain liabilities for environmental pollution or hazards. We cannot assure you that insurance coverage will be available in the future at commercially reasonable costs, or at all, or that the amounts for which we are insured or that we may receive, or the timing of any such receipt, will be adequate to cover all of our losses. Uninsured events may adversely affect our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

We will have future mine closure and reclamation obligations the timing of and amount for which are uncertain. In addition, our failure to maintain required financial assurances could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease the coal.

Once we acquire mining properties, we will be required to estimate our asset retirement obligations for final reclamation and mine closure, which will be based upon detailed engineering calculations of the amount and timing of the future cash for a third party to perform the required work. Spending estimates are escalated for inflation and market risk premium, and then discounted at the credit-adjusted, risk-free rate. In view of the uncertainties concerning future mine closure and reclamation costs on our properties, the ultimate timing and future costs of these obligations could differ materially from our current estimates. Our estimates for this future liability are subject to change based on new or amendments to existing applicable laws and regulations, the nature of ongoing operations and technological innovations. Although we accrue for future costs in our consolidated balance sheets, we do not reserve cash in respect of these obligations or otherwise fund these obligations in advance. As a result, we will have significant cash outlays when we are required to close and restore mine sites that may, among other things, affect our ability to satisfy our obligations under our indebtedness and other contractual commitments and pay distributions to shareholders. We cannot assure you that we will be able to obtain financing on satisfactory terms to fund these costs, or at all.

In addition, regulatory authorities require us to provide financial assurance to secure, in whole or in part, our future reclamation projects. The amount and nature of the financial assurances are dependent upon a number of factors, including our financial condition and reclamation cost estimates. Changes to these amounts, as well as the nature of the collateral to be provided, could significantly increase our costs, making the maintenance and development of existing and new mines less economically feasible. Currently, the security we provide consists of surety bonds. The premium rates and terms of the surety bonds are subject to annual renewals. Our failure to maintain, or inability to acquire, surety bonds or other forms of financial assurance that are required by applicable law, contract or permit could adversely affect our ability to operate. That failure could result from a variety of factors including the lack of availability, higher expense or unfavorable market terms of new surety bonds or other forms of financial assurance. There can be no guarantee that we will be able to maintain or add to our current level of financial assurance. Additionally, any capital resources that we do utilize for this purpose will reduce our resources available for our operations and commitments as well as our ability to pay distributions to our shareholders.

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Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.

Our coal reserves may be leased. A title defect or the loss of any lease upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves or process the coal that we mine. Title to our owned or leased properties and mineral rights is not usually verified until we make a commitment to mine a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine our reserves may again be adversely affected if defects in title, boundaries or other rights necessary for mining exist or if a lease expires. Any challenge to our title or leasehold interests could delay the mining of the property and could ultimately result in the loss of some or all of our interest in the property. From time to time we also may be in default with respect to leases for properties on which we have mining operations. In such events, we may have to close down or significantly alter the sequence of such mining operations which may adversely affect our future coal production and future revenues. If we mine on property that we do not own or lease, we could incur liability for such mining and be subject to regulatory sanction and penalties.

In order to obtain, maintain or renew leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease. Some leases have minimum production requirements. As a result, our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders may be materially adversely affected.

Our coal reserves could be subject to minimum royalty payments that are due regardless of whether coal is actually mined.

The coal reserves that we acquire may be subject to minimum royalty payments. Failure to meet minimum production requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself. If certain operations do not meet production goals then we could suffer from a shortage of cash due to the ongoing requirement to pay minimum royalty payments despite a lack of production and the associated sales revenue. As a result, our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders may be materially adversely affected.

Significant increases in, or the imposition of new, taxes we pay on the coal we produce could materially and adversely affect our results of operations.

If state in which we operate was to impose a state severance tax or any other tax applicable solely to our operations in that state, we may be significantly impacted and our results of operations, business and financial condition, as well as the ability to pay distributions to our shareholders could be materially and adversely affected. Any imposition of a state severance tax or any county tax could disproportionately impact us relative to our competitors that are more geographically diverse.

A shortage of skilled mining labor in the U.S. could decrease our labor productivity and increase our labor costs, which would adversely affect our profitability.

Efficient coal mining using complex and sophisticated techniques and equipment requires skilled laborers proficient in multiple mining tasks, including mining equipment maintenance. Any shortage of skilled mining labor reduces the productivity of experienced employees who must assist in training unskilled employees. If a shortage of experienced labor occurs, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

Our ability to operate our mines efficiently and profitably could be impaired if we lose, or fail to continue to attract, key qualified operators.

We manage our business with a key mining operator at each location. As our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified operators and contractors. We cannot be certain that we will be able to find and retain qualified operators or that they will be able to attract and retain qualified contractors in the future. Failure to retain or attract key operators could have a material adverse effect on our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

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Our workforce may not remain non-union in the future.

We do not expect to acquire any mining properties where the workforce is represented under collective bargaining agreements. However, that workforce may not remain non-union in the future, and proposed legislation, could, if enacted, make union organization more likely. If some or all of our current operations were to become unionized, it could adversely affect our productivity, increase our labor costs and increase the risk of work stoppages at our mining complexes. In addition, even if we remain non-union, our operations may still be adversely affected by work stoppages at our facilities or at unionized companies, particularly if union workers were to orchestrate boycotts against our contractors.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies depends, in part, on the continued contributions of our executive officers and other key employees. The loss of any of our key senior executives could have a material adverse effect on our business unless and until we find a replacement. A limited number of persons exist with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, we believe that our future success will depend on our continued ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense and we may not be able to successfully recruit, train or retain qualified managerial personnel. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Coal mining operations are subject to inherent risks and are dependent on many factors and conditions beyond our control, any of which may adversely affect our productivity and our financial condition.

Our mining operations, including our transportation infrastructure, will be influenced by changing conditions that can affect the safety of our workforce, production levels, delivery of our coal and costs for varying lengths of time and, as a result, can diminish our revenues and profitability. In particular, underground mining and related processing activities present inherent risks of injury to persons and damage to property and equipment. A shutdown of any of our mines or prolonged disruption of production at any of our mines or transportation of our coal to customers would result in a decrease in our revenues and profitability, which could be material. Certain factors affecting the production and sale of our coal that could result in decreases in our revenues and profitability include:

●	Adverse geologic conditions including floor and roof conditions, variations in seam height, washouts and faults;

●	Fire or explosions from methane, coal or coal dust or explosive materials;

●	Industrial accidents;

●	Seismic activities, ground failures, rock bursts, or structural cave-ins or slides;

●	Delays in the receipt of, or failure to receive, or revocation of necessary government permits;

●	Changes in laws or regulations, including permitting requirements and the imposition of additional regulations, taxes or fees;

●	Accidental or unexpected mine water inflows;

●	Delays in moving mining equipment;

●	Railroad derailments;

●	Inclement or hazardous weather conditions and natural disasters, such as heavy rain, high winds and flooding;

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●	Environmental hazards;

●	Interruption or loss of power, fuel, or parts;

●	Increased or unexpected reclamation costs;

●	Equipment availability, replacement or repair costs; and

●	Mining and processing equipment failures and unexpected maintenance problems.

These risks, conditions and events could (1) result in: (a) damage to, or destruction of value of, our coal properties, our coal production or transportation facilities, (b) personal injury or death, (c) environmental damage to our properties or the properties of others, (d) delays or prohibitions on mining our coal or in the transportation of coal, (e) monetary losses and (f) potential legal liability; and (2) could have a material adverse effect on our operating results and our ability to generate the cash flows we require to invest in our operations and satisfy our debt obligations. Our insurance policies only provide limited coverage for some of these risks and will not fully cover these risks. A significant mine accident could potentially cause a mine shutdown, and could have a substantial adverse impact on our results of operations, financial condition or cash flows, as well as our ability to pay distributions to our shareholders.

The availability or reliability of current transportation facilities could affect the demand for our coal or temporarily impair our ability to supply coal to our customers. In addition, our inability to expand our transportation capabilities and options could further impair our ability to deliver coal efficiently to our customers.

We will depend upon rail, barge, ocean-going vessels and port facilities to deliver coal to customers. Disruption of these transportation services because of weather-related problems, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, transportation delays, lack of rail or port capacity or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations, cash flows and financial condition, as well as our ability to pay distributions to our shareholders.

Additionally, if there are disruptions of the transportation services provided by the railroad and we are unable to find alternative transportation providers to ship our coal, our business and profitability could be adversely affected. If there is a disruption in available transportation options, there is no assurance that we will be able to develop alternative transportation options on terms that are favorable to us. Any failure to do so could have a material adverse impact on our financial position and results of operations as well as our ability to pay distributions to our shareholders.

Significant increases in transportation costs could make our coal less competitive when compared to other fuels or coal produced from other regions.

Transportation costs represent a significant portion of the total cost of coal for our customers and the cost of transportation is an important factor in a customer’s purchasing decision. Increases in transportation costs, including increases resulting from emission control requirements and fluctuations in the price of diesel fuel, could make coal a less competitive source of energy when compared to other fuels such as natural gas or could make our coal less competitive than coal produced in other regions of the U.S. or abroad.

Significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country and from abroad, including coal imported into the U.S. Coordination of the many eastern loading facilities, the large number of small shipments, terrain and labor issues all combine to make shipments originating in the eastern U.S. inherently more expensive on a per ton-mile basis than shipments originating in the western U.S. Historically, high coal transportation rates and transportation constraints from the western coal producing areas into eastern U.S. markets limited the use of western coal in those markets. However, a decrease in rail rates or an increase in rail capacity from the western coal producing areas to markets served by Eastern U.S. producers could create major competitive challenges for eastern producers. Increased competition due to changing transportation costs could have an adverse effect on our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

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Our ability to mine and ship coal may be affected by adverse weather conditions, which could have an adverse effect on our revenues.

Adverse weather conditions can impact our ability to mine and ship our coal and our customers’ ability to take delivery of our coal. Lower than expected shipments by us during any period could have an adverse effect on our revenues. In addition, severe weather may affect our ability to conduct our mining operations and severe rain, ice or snowfall may affect our ability to load and transport coal. If we are unable to conduct our operations due to severe weather, it could have an adverse effect on our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

We sell a portion of our uncommitted tons in the spot market which is subject to volatility.

We expect to derive some or all of our revenue from coal sales in the spot market, typically defined as contracts with terms of less than one year. The pricing in spot contracts is significantly more volatile than pricing through long-term coal supply agreements because it is subject to short-term demand swings. If spot market pricing for coal is unfavorable, this volatility could materially adversely affect our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

We do not currently use forward sale or other significant hedging arrangements to protect against coal prices or commodity prices and, as a result, our operating results are exposed to the impact of any significant decrease in the price of coal or any significant increase in commodity prices.

We do not currently enter into forward sales or other significant hedging arrangements to reduce the risk of exposure to volatility in commodity prices. Accordingly, our future operations are exposed to the impact of any significant decrease in coal prices and any significant increase in commodity prices. If such prices change significantly, we will realize reduced revenues and increased costs. We may enter into forward sale and hedging arrangements at a future date.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Many utilities have sold their power plants to non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear on payment default. These new power plant owners may have credit ratings that are below investment grade. In addition, some of our customers have been adversely affected by the current economic downturn, which may impact their ability to fulfill their contractual obligations. Competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default. We also have contracts to supply coal to energy trading and brokering customers under which those customers sell coal to end users. If the creditworthiness of any of our energy trading and brokering customers declines, we may not be able to collect payment for all coal sold and delivered to or on behalf of these customers. An inability to collect payment from these counterparties may materially adversely affect our results of operations, business and financial condition, as well as our ability to pay distributions to our shareholders.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers could cause delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the U.S. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations, as well as our ability to pay distributions to our shareholders.

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A cyber incident could result in information theft, data corruption, operational disruption and/or financial loss.

We have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, process and record financial and operating data, communicate with our contractors and employees, analyze mining information, and estimate quantities of coal reserves, as well as other activities related to our businesses. We expect to implement cyber security protocols and systems with the intent of maintaining the security of our operations and protecting our and our counterparties’ confidential information against unauthorized access. Despite such efforts, we may be subject to cyber security breaches which could result in unauthorized access to our information systems or infrastructure.

Strategic targets, such as energy-related assets, may be at greater risk of future cyber attacks than other targets in the United States. Deliberate cyber attacks on, or security breaches in, our digital systems or information technology infrastructure, or that of third parties, could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

Risks Related to Rhino

The following discussion of risk factors relating to Rhino are derived from the risk factors that Rhino disclosed about its business in its Form 10-K for the year ended December 31, 2015, and subsequent reports filed on Forms 10-Q and 8-K. Rhino’s common units are registered under Section 12 of the Securities Exchange Act of 1934, and are traded on the OTC under the symbol “RHNO.”

Unless the context otherwise requires, all references to “we,” “us,” “our,” “company,” or “Company” in this section “Risk Factors – Risks Related to Rhino” refer to Rhino Resource Partners, LP, a Delaware limited partnership, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

Prior to the amendment of our amended and restated credit agreement in May 2016 to extend its expiration date to July 31, 2017, we were unable to demonstrate that we had sufficient liquidity to operate our business over the next twelve months and thus substantial doubt was raised about our ability to continue as a going concern. Accordingly, our independent registered public accounting firm included an emphasis paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the year ended December 31, 2015.

Prior to the amendment of our amended and restated credit agreement in May 2016 to extend its expiration date to July 31, 2017, we were unable to demonstrate that we had sufficient liquidity to operate our business over the next twelve months and thus substantial doubt was raised about our ability to continue as a going concern. Accordingly, our independent registered public accounting firm included an emphasis paragraph with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the year ended December 31, 2015. The presence of the going concern emphasis paragraph in our auditors’ report may have an adverse impact on our relationship with third parties with whom we do business, including our customers, vendors, lenders and employees, making it difficult to raise additional debt or equity financing to the extent needed and conduct normal operations. As a result, our business, results of operations, financial condition and prospects could be materially adversely affected.

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There are other uncertainties as to our ability to access funding under our amended and restated credit agreement. In order to borrow under our amended and restated credit facility, we must make certain representations and warranties to our lenders at the time of each borrowing. If we are unable to make these representations and warranties, we would be unable to borrow under our amended and restated credit facility, absent a waiver. Furthermore, if we violate any of the covenants or restrictions in our amended and restated credit agreement, including the maximum leverage ratio, some or all of our indebtedness may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. Given the continued weak demand and low prices for met and steam coal, we may not be able to continue to give the required representations or meet all of the covenants and restrictions included in our credit facility. If we are unable to give a required representation or we violate a covenant or restriction, then we will need a waiver from our lenders in order to continue to borrow under our amended and restated credit agreement.

Our principal liquidity requirements are to finance current operations, fund capital expenditures and service our debt. Our principal sources of liquidity are cash generated by our operations and borrowings under our credit facility. If we are unable to extend the expiration date of our amended and restated credit facility or secure a replacement facility or borrow under our existing credit facility, we will lose a primary source of liquidity, and we may not be able to generate adequate cash flow from operations to fund our business, including amounts that may become due under our credit facility. Failure to obtain financing or to generate sufficient cash flow from operations could cause us to further curtail our operations and reduce our spending and to alter our business plan. We may also be required to consider other options, such as selling additional assets or merger opportunities, and depending on the urgency of our liquidity constraints, we may be required to pursue such an option at an inopportune time. If we are not able to fund our liquidity requirements for the next twelve months, we may not be able to continue as a going concern.

Our common units are currently traded on the OTCQB as a result of the NYSE’s delisting of our common units from the NYSE, which could adversely affect the market liquidity of our common units and harm our business.

On December 17, 2015, the NYSE notified us that it had determined to commence proceedings to delist our common units from the NYSE as a result of our failure to comply with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its common units. The NYSE also suspended the trading of the common units at the close of trading on December 17, 2015. Following the suspension, our common units began trading on the OTCQB under the symbol “RHNO” on December 18, 2015. The NYSE informed us that it will apply to the Securities and Exchange Commission to delist our common units upon completion of all applicable procedures, including any appeal by us of the NYSE’s decision. On January 4, 2016, we filed an appeal with the NYSE to review the suspension and delisting determination of our common units. The NYSE held a hearing regarding our appeal on April 20, 2016 and affirmed its prior decision to delist our common units.

On April 27, 2016, the NYSE filed with the SEC a notification of removal from listing and registration on Form 25 to delist our common units and terminate the registration of our common units under Section 12(b) of the Securities Exchange Act of 1934. The delisting became effective on May 9, 2016. The Partnership’s common units continued to trade on the OTCQB Marketplace under the ticker symbol “RHNOD” until May 16, 2016, at which time the OTCQB ticker symbol reverted to “RHNO.”

The delisting of our common units from the NYSE could negatively impact us by, among other things, reducing the liquidity and market price of our common units; reducing the number of investors willing to hold or acquire our common units; and limiting our ability to issue additional securities or obtain additional financing. Further, since our common units were delisted from the NYSE, we are no longer subject to the NYSE rules including rules requiring us to meet certain corporate governance standards. Without required compliance of these corporate governance standards, investor interest in our common units may decrease.

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Trading on the OTCQB or one of the other over-the-counter markets may result in a reduction in some or all of the following, each of which could have a material adverse effect on our unitholders:

●	the liquidity of our common units;

●	the market price of our common units;

●	our ability to issue additional securities or obtain financing;

●	the number of institutional and other investors that will consider investing in our common units;

●	the number of market makers in our common units;

●	the availability of information concerning the trading prices and volume of our common units; and

●	the number of broker-dealers willing to execute trades in our common units.

We may not have sufficient cash to enable us to pay the minimum quarterly distribution on our common units following establishment of cash reserves and payment of costs and expenses, including reimbursement of expenses to our general partner.

We may not have sufficient cash each quarter to pay the full amount of our minimum quarterly distribution of $0.445 per unit, or $1.78 per unit per year, which will require us to have available cash of approximately $13.3 million per quarter, or $53.2 million per year, based on the number of common and subordinated units outstanding as of December 31, 2015 and the general partner interest. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

●	the amount of coal we are able to produce from our properties, which could be adversely affected by, among other things, operating difficulties and unfavorable geologic conditions;

●	the price at which we are able to sell coal, which is affected by the supply of and demand for domestic and foreign coal;

●	the level of our operating costs, including reimbursement of expenses to our general partner and its affiliates. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed;

●	the proximity to and capacity of transportation facilities;

●	the price and availability of alternative fuels;

●	the impact of future environmental and climate change regulations, including those impacting coal-fired power plants;

●	the level of worldwide energy and steel consumption;

●	prevailing economic and market conditions;

●	difficulties in collecting our receivables because of credit or financial problems of customers;

●	the effects of new or expanded health and safety regulations;

●	domestic and foreign governmental regulation, including changes in governmental regulation of the mining industry, the electric utility industry or the steel industry;

●	changes in tax laws;

●	weather conditions; and

●	force majeure.

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We may reduce or eliminate distributions at any time we determine that our cash reserves are insufficient or are otherwise required to fund current or anticipated future operations, capital expenditures, acquisitions, growth or expansion projects, debt repayment or other business needs. Beginning with the quarter ended September 30, 2014, distributions on our common units were below the minimum level and, beginning with the quarter ended June 30, 2015, we suspended the quarterly distribution on our common units altogether. Pursuant to our partnership agreement, our common units accrue arrearages every quarter when the distribution level is below the minimum quarterly distribution level and our subordinated units do not accrue such arrearages. In the future, if and as distributions are made for any quarter, the first priority is to pay the then minimum quarterly distribution to common unitholders. Any additional distribution amounts paid at that time are then paid to common unitholders until previously unpaid accumulated arrearage amounts have been paid in full. Thus, we have arrearages accumulating on our common units since the distribution level has been below our minimum quarterly level of $0.445 per unit. In addition, we have not paid any distributions on our subordinated units for any quarter after the quarter ended March 31, 2012. We may not have sufficient cash available for distributions on our common or subordinated units in the future. Any further reduction in the amount of cash available for distributions could impact our ability to pay any quarterly distribution on our common units. Moreover, we may not be able to increase distributions on our common units if we are unable to pay the accumulated arrearages on our common units as well as the full minimum quarterly distribution on our subordinated units.

A decline in coal prices could adversely affect our results of operations and cash available for distribution to our unitholders.

Our results of operations and the value of our coal reserves are significantly dependent upon the prices we receive for our coal as well as our ability to improve productivity and control costs. Prices for coal tend to be cyclical; however, prices have become more volatile and depressed as a result of oversupply in the marketplace. The prices we receive for coal depend upon factors beyond our control, including:

●	the supply of domestic and foreign coal;

●	the demand for domestic and foreign coal, which is significantly affected by the level of consumption of steam coal by electric utilities and the level of consumption of metallurgical coal by steel producers;

●	the price and availability of alternative fuels for electricity generation;

●	the proximity to, and capacity of, transportation facilities;

●	domestic and foreign governmental regulations, particularly those relating to the environment, climate change, health and safety;

●	the level of domestic and foreign taxes;

●	weather conditions;

●	terrorist attacks and the global and domestic repercussions from terrorist activities; and

●	prevailing economic conditions.

Any adverse change in these factors could result in weaker demand and lower prices for our products. In addition, the recent global economic downturn, coupled with the global financial and credit market disruptions, has had an impact on the coal industry generally and may continue to do so. The demand for electricity and steel may remain at low levels or further decline if economic conditions remain weak. If these trends continue, we may not be able to sell all of the coal we are capable of producing or sell our coal at prices comparable to recent years.

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In addition to competing with other coal producers, we compete generally with producers of other fuels, such as natural gas. A decline in the price of natural gas has made natural gas more competitive against coal and resulted in utilities switching from coal to natural gas. Sustained low natural gas prices may also cause utilities to phase out or close existing coal-fired power plants or reduce or eliminate construction of any new coal-fired power plants, which could have a material adverse effect on demand and prices received for our coal. A substantial or extended decline in the prices we receive for our coal supply contracts could materially and adversely affect our results of operations.

As the prolonged weakness in the U.S. coal markets continued during 2015, we performed a comprehensive review during the fourth quarter of 2015 of our current coal mining operations as well as potential future development projects to ascertain any potential impairment losses. We identified various properties, projects and operations that were potentially impaired based upon changes in its strategic plans, market conditions or other factors, specifically in Northern Appalachia where market conditions related to our operations deteriorated in the fourth quarter of 2015. We believe that an oversupply of coal being produced in Northern Appalachia has contributed to depressed coal prices from this region. We believe the oversupply of coal has been created due to historically low natural gas prices in this region, which competes with coal as a source of electricity generation. Utilities have chosen cheap natural gas for electricity generation over coal and, additionally, we believe the amount that the utilities’ power plants have been dispatched for electricity generation has fallen due to low electricity demand. The production of natural gas from the Utica Shale and Marcellus Shale regions that are located within the Northern Appalachian region have kept natural gas prices low and larger coal producers have low-cost long-wall mines in Northern Appalachia that can compete to sell lower priced coal to utilities that still require coal supplies in this region. We believe this combination of factors have decreased coal prices in Northern Appalachia to levels where certain current operations as well as future plans for the development of the Leesville Field will be unprofitable in the near term. In addition to impairment charges related to certain Northern Appalachia operations, we also recorded asset impairment and related charges for the sale of the Deane mining complex, the sale of our Cana Woodford oil and natural gas investment and an impairment charge for intangible assets. We recorded approximately $31.6 million of total asset impairment and related charges for the year ended December 31, 2015.

In addition, the prices of oil and natural gas may fluctuate widely in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control.

We could be negatively impacted by the competitiveness of the global markets in which we compete and declines in the market demand for coal.

We compete with coal producers in various regions of the United States and overseas for domestic and international sales. The domestic demand for, and prices of, our coal primarily depend on coal consumption patterns of the domestic electric utility industry and the domestic steel industry. Consumption by the domestic electric utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing coal and alternative fuel sources, such as natural gas, nuclear, hydroelectric and wind power and other renewable energy sources. Consumption by the domestic steel industry is primarily affected by economic growth and the demand for steel used in construction as well as appliances and automobiles. The competitive environment for coal is impacted by a number of the largest markets in the world, including the United States, China, Japan and India, where demand for both electricity and steel has supported prices for steam and metallurgical coal. The economic stability of these markets has a significant effect on the demand for coal and the level of competition in supplying these markets. The cost of ocean transportation and the value of the U.S. dollar in relation to foreign currencies significantly impact the relative attractiveness of our coal as we compete on price with foreign coal producing sources. During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. Increased competition by coal producers or producers of alternate fuels could decrease the demand for, or pricing of, or both, for our coal, adversely impacting our results of operations and cash available for distribution.

Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on prevailing market conditions. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, potentially reducing the price we could obtain for this coal and adversely impacting our cash flows, results of operations and cash available for distribution.

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Any change in consumption patterns by utilities away from the use of coal, such as resulting from current low natural gas prices, could affect our ability to sell the coal we produce, which could adversely affect our results of operations and cash available for distribution to our unitholders.

Steam coal accounted for approximately 95% of our coal sales volume for the year ended December 31, 2015. The majority of our sales of steam coal during this period were to electric utilities for use primarily as fuel for domestic electricity consumption. The amount of coal consumed by the domestic electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations, and the price and availability of competing fuels for power plants such as nuclear, natural gas and oil as well as alternative sources of energy. We compete generally with producers of other fuels, such as natural gas and oil. A decline in price for these fuels could cause demand for coal to decrease and adversely affect the price of our coal. For example, sustained low natural gas prices have led, in some instances, to decreased coal consumption by electricity-generating utilities. If alternative energy sources, such as nuclear, hydroelectric, wind or solar, become more cost-competitive on an overall basis, demand for coal could decrease and the price of coal could be materially and adversely affected. Further, legislation requiring, subsidizing or providing tax benefit for the use of alternative energy sources and fuels, or legislation providing financing or incentives to encourage continuing technological advances in this area, could further enable alternative energy sources to become more competitive with coal. A decrease in coal consumption by the domestic electric utility industry could adversely affect the price of coal, which could materially adversely affect our results of operations and cash available for distribution to our unitholders.

Our mining operations are subject to extensive and costly environmental laws and regulations, and such current and future laws and regulations could materially increase our operating costs or limit our ability to produce and sell coal.

The coal mining industry is subject to numerous and extensive federal, state and local environmental laws and regulations, including laws and regulations pertaining to permitting and licensing requirements, air quality standards, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, the storage, treatment and disposal of wastes, protection of wetlands, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. The costs, liabilities and requirements associated with these laws and regulations are significant and time-consuming and may delay commencement or continuation of our operations. Moreover, the possibility exists that new laws or regulations (or new judicial interpretations or enforcement policies of existing laws and regulations) could materially affect our mining operations, results of operations and cash available for distribution to our unitholders, either through direct impacts such as those regulating our existing mining operations, or indirect impacts such as those that discourage or limit our customers’ use of coal. Violations of applicable laws and regulations would subject us to administrative, civil and criminal penalties and a range of other possible sanctions. The enforcement of laws and regulations governing the coal mining industry has increased substantially. As a result, the consequences for any noncompliance may become more significant in the future.

Our operations use petroleum products, coal processing chemicals and other materials that may be considered “hazardous materials” under applicable environmental laws and have the potential to generate other materials, all of which may affect runoff or drainage water. In the event of environmental contamination or a release of these materials, we could become subject to claims for toxic torts, natural resource damages and other damages and for the investigation and cleanup of soil, surface water, groundwater, and other media, as well as abandoned and closed mines located on property we operate. Such claims may arise out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire.

The government extensively regulates mining operations, especially with respect to mine safety and health, which imposes significant actual and potential costs on us, and future regulation could increase those costs or limit our ability to produce coal.

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Coal mining is subject to inherent risks to safety and health. As a result, the coal mining industry is subject to stringent safety and health standards. Fatal mining accidents in the United States in recent years have received national attention and have led to responses at the state and federal levels that have resulted in increased regulatory scrutiny of coal mining operations, particularly underground mining operations. More stringent state and federal mine safety laws and regulations have included increased sanctions for non-compliance. Moreover, future workplace accidents are likely to result in more stringent enforcement and possibly the passage of new laws and regulations.

Within the last few years, the industry has seen enactment of the Federal Mine Improvement and New Emergency Response Act of 2006 (the “MINER Act”), subsequent additional legislation and regulation imposing significant new safety initiatives and the Dodd-Frank Act, which, among other things, imposes new mine safety information reporting requirements. The MINER Act significantly amended the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), imposing more extensive and stringent compliance standards, increasing criminal penalties and establishing a maximum civil penalty for non-compliance, and expanding the scope of federal oversight, inspection, and enforcement activities. Following the passage of the MINER Act, the U.S. Mine Safety and Health Administration (“MSHA”) issued new or more stringent rules and policies on a variety of topics, including:

●	sealing off abandoned areas of underground coal mines;

●	mine safety equipment, training and emergency reporting requirements;

●	substantially increased civil penalties for regulatory violations;

●	training and availability of mine rescue teams;

●	underground “refuge alternatives” capable of sustaining trapped miners in the event of an emergency;

●	flame-resistant conveyor belt, fire prevention and detection, and use of air from the belt entry; and

●	post-accident two-way communications and electronic tracking systems.

For example, in 2014, MSHA adopted a final rule that reduces the permissible concentration of respirable dust in underground coal mines from the current standard of 2.0 milligrams per cubic meter of air to 1.5 milligram per cubic meter. The rule has a phased implementation schedule, the final phase required to be implemented by August 2016. Under the phased approach, operators will be required to adopt new measures and procedures for dust sampling, record keeping, and medical surveillance. More recently, in September 2015, MSHA issued a proposed rule requiring the installation of proximity detection systems on underground coal hauling systems used on the mining section. Proximity detection is a technology that uses electronic sensors to detect motion and the distance between a miner and a machine. These systems provide audible and visual warnings, and automatically stop moving machines when miners are in the machines’ path. These and other new safety rules could result in increased compliance costs on our operations. Subsequent to passage of the MINER Act, various coal producing states, including West Virginia, Ohio and Kentucky, have enacted legislation addressing issues such as mine safety and accident reporting, increased civil and criminal penalties, and increased inspections and oversight. Other states may pass similar legislation in the future. Additional federal and state legislation that would further increase mine safety regulation, inspection and enforcement, particularly with respect to underground mining operations, has also been considered.

Although we are unable to quantify the full impact, implementing and complying with these new laws and regulations could have an adverse impact on our results of operations and cash available for distribution to our unitholders and could result in harsher sanctions in the event of any violations.

Penalties, fines or sanctions levied by MSHA could have a material adverse effect on our business, results of operations and cash available for distribution.

Surface and underground mines like ours and those of our competitors are continuously inspected by MSHA, which often leads to notices of violation. Recently, MSHA has been conducting more frequent and more comprehensive inspections. In addition, in July 2014, MSHA proposed a rule that revises its civil penalty assessment provisions and how regulators should approach calculating penalties, which, in some instances, could resulted in increased civil penalty assessments for medium and larger mine operators and contractors by 300 to 1,000 percent. MSHA issued a revised proposed rule in February 2015, but, to date, has not taken any further action. However, increased scrutiny by MSHA and enforcement against mining operations are likely to continue.

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On June 24, 2011, our subsidiary, CAM Mining LLC received notice that on June 23, 2011, MSHA commenced an action in the U.S. District Court of the Eastern District of Kentucky seeking injunctive relief as a result of alleged violations of Sections 103, 104, and 108 of the Mine Act occurring at Mine 28 in connection with an inspection on June 17, 2011 by MSHA inspectors. The complaint alleged that when MSHA inspectors arrived at Mine 28 to inspect the mine with respect to the allegations that employees had been smoking underground, CAM Mining LLC employees gave advance notice of the inspection to miners working underground and that this advance notice hindered, interfered with and delayed the inspection by MSHA. The complaint asserts that the MSHA inspectors did not find any evidence of smoking paraphernalia during the inspection, which was allegedly the result of this advance notice. On June 30, 2011, MSHA obtained a temporary restraining order prohibiting any advance notice of inspections in the future. That became a Permanent Injunction on July 14, 2011. The Permanent Injunction is for three years and expired on July 14, 2014. On June 17, 2011, MSHA also issued a 104(a) citation in this matter to the Mine for allegedly giving advance notice of the inspection. The citation was assessed at $10,000 and was settled for $8,000 in 2014 upon approval by the administrative law judge.

As a result of these and future inspections and alleged violations and potential violations, we could be subject to material fines, penalties or sanctions. Any of our mines could be subject to a temporary or extended shut down as a result of an alleged MSHA violation. Any such penalties, fines or sanctions could have a material adverse effect on our business, results of operations and cash available for distribution.

We may be unable to obtain and/or renew permits necessary for our operations, which could prevent us from mining certain reserves.

Numerous governmental permits and approvals are required for mining operations, and we can face delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits and approvals, including environmental permits. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing mining operations or the development of future mining operations. In addition, the public has certain statutory rights to comment upon and otherwise impact the permitting process, including through court intervention. Over the past few years, the length of time needed to bring a new surface mine into production has increased because of the increased time required to obtain necessary permits. The slowing pace at which permits are issued or renewed for new and existing mines has materially impacted production in Appalachia, but could also affect other regions in the future.

Section 402 National Pollutant Discharge Elimination System permits and Section 404 CWA permits are required to discharge wastewater and discharge dredged or fill material into waters of the United States. Expansion of EPA jurisdiction over these areas has the potential to adversely impact our operations. For example, the EPA released a final rule in May 2015 that attempted to clarify federal jurisdiction under the CWA over waters of the United States, but a number of legal challenges to this rule are pending, and implementation of the rule has been stayed nationwide. To the extent the rule expands the scope of the CWA’s jurisdiction, we could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Our surface coal mining operations typically require such permits to authorize such activities as the creation of slurry ponds, stream impoundments, and valley fills. Although the CWA gives the EPA a limited oversight role in the Section 404 permitting program, the EPA has recently asserted its authorities more forcefully to question, delay, and prevent issuance of some Section 404 permits for surface coal mining in Appalachia. Currently, significant uncertainty exists regarding the obtaining of permits under the CWA for coal mining operations in Appalachia due to various initiatives launched by the EPA regarding these permits.

Our mining operations are subject to operating risks that could adversely affect production levels and operating costs.

Our mining operations are subject to conditions and events beyond our control that could disrupt operations, resulting in decreased production levels and increased costs.

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These risks include:

●	unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

●	inability to acquire or maintain necessary permits or mining or surface rights;

●	changes in governmental regulation of the mining industry or the electric utility industry;

●	adverse weather conditions and natural disasters;

●	accidental mine water flooding;

●	labor-related interruptions;

●	transportation delays;

●	mining and processing equipment unavailability and failures and unexpected maintenance problems; and

●	accidents, including fire and explosions from methane.

Any of these conditions may increase the cost of mining and delay or halt production at particular mines for varying lengths of time, which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

In general, mining accidents present a risk of various potential liabilities depending on the nature of the accident, the location, the proximity of employees or other persons to the accident scene and a range of other factors. Possible liabilities arising from a mining accident include workmen’s compensation claims or civil lawsuits for workplace injuries, claims for personal injury or property damage by people living or working nearby and fines and penalties including possible criminal enforcement against us and certain of our employees. In addition, a significant accident that results in a mine shut-down could give rise to liabilities for failure to meet the requirements of coal supply agreements especially if the counterparties dispute our invocation of the force majeure provisions of those agreements. We maintain insurance coverage to mitigate the risks of certain of these liabilities, including business interruption insurance, but those policies are subject to various exclusions and limitations and we cannot assure you that we will receive coverage under those policies for any personal injury, property damage or business interruption claims that may arise out of such an accident. Moreover, certain potential liabilities such as fines and penalties are not insurable risks. Thus, a serious mine accident may result in material liabilities that adversely affect our results of operations and cash available for distribution.

Fluctuations in transportation costs or disruptions in transportation services could increase competition or impair our ability to supply coal to our customers, which could adversely affect our results of operations and cash available for distribution to our unitholders.

Transportation costs represent a significant portion of the total cost of coal for our customers and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive energy source or could make our coal production less competitive than coal produced from other sources.

Significant decreases in transportation costs could result in increased competition from coal producers in other regions. For instance, coordination of the many eastern U.S. coal loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. Historically, high coal transportation rates from the western coal producing regions limited the use of western coal in certain eastern markets. The increased competition could have an adverse effect on our results of operations and cash available for distribution to our unitholders.

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We depend primarily upon railroads, barges and trucks to deliver coal to our customers. Disruption of any of these services due to weather-related problems, strikes, lockouts, accidents, mechanical difficulties and other events could temporarily impair our ability to supply coal to our customers, which could adversely affect our results of operations and cash available for distribution to our unitholders.

In recent years, the states of Kentucky and West Virginia have increased enforcement of weight limits on coal trucks on their public roads. It is possible that other states may modify their laws to limit truck weight limits. Such legislation and enforcement efforts could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production and could adversely affect our results of operations and cash available for distribution.

A shortage of skilled labor in the mining industry could reduce productivity and increase operating costs, which could adversely affect our results of operations and cash available for distribution to our unitholders.

Efficient coal mining using modern techniques and equipment requires skilled laborers. During periods of high demand for coal, the coal industry has experienced a shortage of skilled labor as well as rising labor and benefit costs, due in large part to demographic changes as existing miners retire at a faster rate than new miners are entering the workforce. If a shortage of experienced labor should occur or coal producers are unable to train enough skilled laborers, there could be an adverse impact on labor productivity, an increase in our costs and our ability to expand production may be limited. If coal prices decrease or our labor prices increase, our results of operations and cash available for distribution to our unitholders could be adversely affected.

Unexpected increases in raw material costs, such as steel, diesel fuel and explosives could adversely affect our results of operations.

Our coal mining operations are affected by commodity prices. We use significant amounts of steel, diesel fuel, explosives and other raw materials in our mining operations, and volatility in the prices for these raw materials could have a material adverse effect on our operations. Steel prices and the prices of scrap steel, natural gas and coking coal consumed in the production of iron and steel fluctuate significantly and may change unexpectedly. Additionally, a limited number of suppliers exist for explosives, and any of these suppliers may divert their products to other industries. Shortages in raw materials used in the manufacturing of explosives, which, in some cases, do not have ready substitutes, or the cancellation of supply contracts under which these raw materials are obtained, could increase the prices and limit the ability of us or our contractors to obtain these supplies. Future volatility in the price of steel, diesel fuel, explosives or other raw materials will impact our operating expenses and could adversely affect our results of operations and cash available for distribution.

If we are not able to acquire replacement coal reserves that are economically recoverable, our results of operations and cash available for distribution to our unitholders could be adversely affected.

Our results of operations and cash available for distribution to our unitholders depend substantially on obtaining coal reserves that have geological characteristics that enable them to be mined at competitive costs and to meet the coal quality needed by our customers. Because we deplete our reserves as we mine coal, our future success and growth will depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. If we fail to acquire or develop additional reserves, our existing reserves will eventually be depleted. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our results of operations and cash available for distribution to our unitholders. Exhaustion of reserves at particular mines with certain valuable coal characteristics also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

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Inaccuracies in our estimates of coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs.

We base our coal reserve and non-reserve coal deposit estimates on engineering, economic and geological data assembled and analyzed by our staff, which is periodically audited by independent engineering firms. These estimates are also based on the expected cost of production and projected sale prices and assumptions concerning the permitability and advances in mining technology. The estimates of coal reserves and non-reserve coal deposits as to both quantity and quality are periodically updated to reflect the production of coal from the reserves, updated geologic models and mining recovery data, recently acquired coal reserves and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating quantities and qualities of coal reserves and non-reserve coal deposits and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results. These factors and assumptions relate to:

●	quality of coal;

●	geological and mining conditions and/or effects from prior mining that may not be fully identified by available exploration data or which may differ from our experience in areas where we currently mine;

●	the percentage of coal in the ground ultimately recoverable;

●	the assumed effects of regulation, including the issuance of required permits, taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

●	historical production from the area compared with production from other similar producing areas;

●	the timing for the development of reserves; and

●	assumptions concerning equipment and productivity, future coal prices, operating costs, capital expenditures and development and reclamation costs.

For these reasons, estimates of the quantities and qualities of the economically recoverable coal attributable to any particular group of properties, classifications of coal reserves and non-reserve coal deposits based on risk of recovery, estimated cost of production and estimates of net cash flows expected from particular reserves as prepared by different engineers or by the same engineers at different times may vary materially due to changes in the above factors and assumptions. Actual production from identified coal reserve and non-reserve coal deposit areas or properties and revenues and expenditures associated with our mining operations may vary materially from estimates. Accordingly, these estimates may not reflect our actual coal reserves or non-reserve coal deposits. Any inaccuracy in our estimates related to our coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs, which could have a material adverse effect on our ability to make cash distributions.

We invest in non-coal natural resource assets, which could result in a material adverse effect on our results of operations and cash available for distribution to our unitholders.

Part of our business strategy is to expand our operations through strategic acquisitions, which includes investing in non-coal natural resources assets. Our executive officers do not have experience investing in or operating non-coal natural resources assets and we may be unable to hire additional management with relevant expertise in operating such assets. Acquisitions of non-coal natural resource assets could expose us to new and additional operating and regulatory risks, including commodity price risk, which could result in a material adverse effect on our results of operations and cash available for distribution to our unitholders.

The amount of estimated maintenance capital expenditures our general partner is required to deduct from operating surplus each quarter could increase in the future, resulting in a decrease in available cash from operating surplus that could be distributed to our unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance capital expenditures as opposed to actual maintenance capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance capital expenditures, such as reserve replacement costs or refurbishment or replacement of mine equipment. Our annual estimated maintenance capital expenditures for purposes of calculating operating surplus is based on our estimates of the amounts of expenditures we will be required to make in the future to maintain our long-term operating capacity. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. The amount of our estimated maintenance capital expenditures may be more than our actual maintenance capital expenditures, which will reduce the amount of available cash from operating surplus that we would otherwise have available for distribution to unitholders. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, with any change approved by the conflicts committee. In addition to estimated maintenance capital expenditures, reimbursement of expenses incurred by our general partner and its affiliates will reduce the amount of available cash from operating surplus that we would otherwise have available for distribution to our unitholders.

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Existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce the demand for our coal. A reduction in demand for our coal could adversely affect our results of operations and cash available for distribution to our unitholders.

Federal, state and local laws and regulations extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants and other consumers of our coal. These laws and regulations can require significant emission control expenditures, and various new and proposed laws and regulations may require further emission reductions and associated emission control expenditures. A certain portion of our coal has a medium to high sulfur content, which results in increased sulfur dioxide emissions when combusted and therefore the use of our coal imposes certain additional costs on customers. Accordingly, these laws and regulations may affect demand and prices for our higher sulfur coal.

Federal and state laws restricting the emissions of greenhouse gases in areas where we conduct our business or sell our coal could adversely affect our operations and demand for our coal.

One by-product of burning coal is carbon dioxide, which EPA considers a GHG, and a major source of concern with respect to climate change and global warming.

Future regulation of GHG in the United States could occur pursuant to future U.S. treaty commitments, new domestic legislation that may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. For example, on the international level, the United States is one of almost 200 nations that agreed on December 12, 2015 to an international climate change agreement in Paris, France, that calls for countries to set their own GHG emission targets and be transparent about the measures each country will use to achieve its GHG emission targets; however, the agreement does not set binding GHG emission reduction targets.

In August 2015, the EPA issued its final Clean Power Plan (the “CPP”), rules that establish carbon pollution standards for power plants, called CO2 emission performance rates. The EPA expects each state to develop implementation plans for power plants in its state to meet the individual state targets established in the CPP. The EPA has given states the option to develop compliance plans for annual rate-based reductions (pounds per megawatt hour) or mass-based tonnage limits for CO2. The state plans are due in September 2016, subject to potential extensions of up to two years for final plan submission. The compliance period begins in 2022, and emission reductions will be phased in up to 2030. The EPA also proposed a federal compliance plan to implement the CPP in the event that an approvable state plan is not submitted to the EPA. Judicial challenges have been filed. On February 9, 2016, the U.S. Supreme Court granted a stay of the implementation of the CPP before the United States Court of Appeals for the District of Columbia (“Circuit Court”) even issued a decision. By its terms, this stay will remain in effect throughout the pendency of the appeals process including at the Circuit Court and the Supreme Court through any certiorari petition that may be granted. The stay suspends the rule, including the requirement that states submit their initial plans by September 2016. The Supreme Court’s stay applies only to EPA’s regulations for CO2 emissions from existing power plants and will not affect EPA’s standards for new power plants. It is not yet clear how the either the Circuit Court or the Supreme Court will rule on the legality of the CPP. If the rules were upheld at the conclusion of this appellate process and were implemented in their current form, demand for coal will likely be further decreased. The EPA also issued a final rule for new coal-fired power plants in August 2015, which essentially set performance standards for coal-fired power plants that requires partial carbon capture and sequestration. Additional legal challenges have been filed against the EPA’s rules for new power plants. The EPA’s GHG rules for new and existing power plants, taken together, have the potential to severely reduce demand for coal. In addition, passage of any comprehensive federal climate change and energy legislation could impact the demand for coal. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

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Many states and regions have adopted greenhouse gas initiatives and certain governmental bodies have or are considering the imposition of fees or taxes based on the emission of greenhouse gases by certain facilities, including coal-fired electric generating facilities. For example, in 2005, ten northeastern states entered into the Regional Greenhouse Gas Initiative agreement (the “RGGI”), calling for implementation of a cap and trade program aimed at reducing carbon dioxide emissions from power plants in the participating states. The members of RGGI have established in statute and/or regulation a carbon dioxide trading program. Auctions for carbon dioxide allowances under the program began in September 2008. Though New Jersey withdrew from RGGI in 2011, since its inception, several additional northeastern states and Canadian provinces have joined as participants or observers.

Following the RGGI model, five western states launched the Western Regional Climate Action Initiative to identify, evaluate and implement collective and cooperative methods of reducing greenhouse gases in the region to 15% below 2005 levels by 2020. These states were joined by two additional states and four Canadian provinces and became collectively known as the Western Climate Initiative Partners. However, in November 2011, six states withdrew, leaving California and the four Canadian provinces as members. At a January 12, 2012 stakeholder meeting, this group confirmed a commitment and timetable to create the largest carbon market in North America and provide a model to guide future efforts to establish national approaches in both Canada and the U.S. to reduce GHG emissions. It is likely that these regional efforts will continue.

Many coal-fired plants have already closed or announced plans to close and proposed new construction projects have also come under additional scrutiny with respect to GHG emissions. There have been an increasing number of protests and challenges to the permitting of new coal-fired power plants by environmental organizations and state regulators for concerns related to greenhouse gas emissions. Other state regulatory authorities have also rejected the construction of new coal-fueled power plants based on the uncertainty surrounding the potential costs associated with GHG emissions from these plants under future laws limiting the emissions of carbon dioxide. In addition, several permits issued to new coal-fired power plants without limits on GHG emissions have been appealed to the EPA’s Environmental Appeals Board. In addition, over 30 states have adopted mandatory “renewable portfolio standards,” which require electric utilities to obtain a certain percentage of their electric generation portfolio from renewable resources by a certain date. These standards range generally from 10% to 30%, over time periods that generally extend from the present until between 2020 and 2030. Other states may adopt similar requirements, and federal legislation is a possibility in this area. To the extent these requirements affect our current and prospective customers; they may reduce the demand for coal-fired power, and may affect long-term demand for our coal.

If mandatory restrictions on carbon dioxide emissions are imposed, the ability to capture and store large volumes of carbon dioxide emissions from coal-fired power plants may be a key mitigation technology to achieve emissions reductions while meeting projected energy demands. A number of recent legislative and regulatory initiatives to encourage the development and use of carbon capture and storage technology have been proposed or enacted. On February 3, 2010, President Obama sent a memorandum to the heads of fourteen Executive Departments and Federal Agencies establishing an Interagency Task Force on Carbon Capture and Storage (“CCS”). The goal was to develop a comprehensive and coordinated Federal strategy to speed the commercial development and deployment of clean coal technologies. On August 12, 2010, the Task Force delivered a series of recommendations on overcoming the barriers to the widespread, cost-effective deployment of CCS within ten years. The report concludes that CCS can play an important role in domestic GHG emissions reductions while preserving the option of using abundant domestic fossil energy resources. The EPA also recently finalized new source performance standards for GHG for new coal and oil-fired power plants, which requires partial carbon capture and sequestration to comply. However, widespread cost-effective deployment of CCS will occur only if the technology is commercially available at economically competitive prices and supportive national policy frameworks are in place.

In the meantime, the EPA and other regulators are using existing laws, including the federal Clean Air Act, to limit emissions of carbon dioxide and other GHGs from major sources, including coal-fired power plants that may require the use of “best available control technology” or “BACT.” As state permitting authorities continue to consider GHG control requirements as part of major source permitting BACT requirements, costs associated with new facility permitting and use of coal could increase substantially. A growing concern is the possibility that BACT will be determined to be the use of an alternative fuel to coal.

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As a result of these current and proposed laws, regulations and trends, electricity generators may elect to switch to other fuels that generate less GHG emissions, possibly further reducing demand for our coal, which could adversely affect our results of operations and cash available for distribution to our unitholders.

Federal and state laws require bonds to secure our obligations to reclaim mined property. Our inability to acquire or failure to maintain, obtain or renew these surety bonds could have an adverse effect on our ability to produce coal, which could adversely affect our results of operations and cash available for distribution to our unitholders.

We are required under federal and state laws to place and maintain bonds to secure our obligations to repair and return property to its approximate original state after it has been mined (often referred to as “reclamation”) and to satisfy other miscellaneous obligations. Federal and state governments could increase bonding requirements in the future. Certain business transactions, such as coal leases and other obligations, may also require bonding. We may have difficulty procuring or maintaining our surety bonds. Our bond issuers may demand higher fees, additional collateral, including supporting letters of credit or posting cash collateral or other terms less favorable to us upon those renewals. The failure to maintain or the inability to acquire sufficient surety bonds, as required by state and federal laws, could subject us to fines and penalties as well as the loss of our mining permits. Such failure could result from a variety of factors, including:

●	the lack of availability, higher expense or unreasonable terms of new surety bonds;

●	the ability of current and future surety bond issuers to increase required collateral; and

●	the exercise by third-party surety bond holders of their right to refuse to renew the surety bonds.

We maintain surety bonds with third parties for reclamation expenses and other miscellaneous obligations. It is possible that we may in the future have difficulty maintaining our surety bonds for mine reclamation. Due to adverse economic conditions and the volatility of the financial markets, surety bond providers may be less willing to provide us with surety bonds or maintain existing surety bonds or may demand terms that are less favorable to us than the terms we currently receive. We may have greater difficulty satisfying the liquidity requirements under our existing surety bond contracts. As of December 31, 2015, we had $58.5 million in reclamation surety bonds, secured by $22.4 million in letters of credit outstanding under our credit agreement. Based on the May 2016 amendment, our credit agreement provides for a $75 million working capital revolving credit facility, of which up to $30.0 million may be used for letters of credit. If we do not maintain sufficient borrowing capacity under our revolving credit facility for additional letters of credit, we may be unable to obtain or renew surety bonds required for our mining operations. If we do not maintain sufficient borrowing capacity or have other resources to satisfy our surety and bonding requirements, our operations and cash available for distribution to our unitholders could be adversely affected.

We depend on a few customers for a significant portion of our revenues. If a substantial portion of our supply contracts terminate or if any of these customers were to significantly reduce their purchases of coal from us, and we are unable to successfully renegotiate or replace these contracts on comparable terms, then our results of operations and cash available for distribution to our unitholders could be adversely affected.

We sell a material portion of our coal under supply contracts. As of December 31, 2015, we had sales commitments for approximately 92% of our estimated coal production (including purchased coal to supplement our production) for the year ending December 31, 2016. When our current contracts with customers expire, our customers may decide not to extend or enter into new contracts. Of our total future committed tons, under the terms of the supply contracts, we will ship 60% in 2016, 35% in 2017, and 5% in 2018. We derived approximately 83.9% of our total coal revenues from coal sales to our ten largest customers for the year ended December 31, 2015, with affiliates of our top three customers accounting for approximately 45.2% of our coal revenues during that period.

In the absence of long-term contracts, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including different pricing terms. Negotiations to extend existing contracts or enter into new long-term contracts with those and other customers may not be successful, and those customers may not continue to purchase coal from us under long-term coal supply contracts or may significantly reduce their purchases of coal from us. In addition, interruption in the purchases by or operations of our principal customers could significantly affect our results of operations and cash available for distribution. Unscheduled maintenance outages at our customers’ power plants and unseasonably moderate weather are examples of conditions that might cause our customers to reduce their purchases. Our mines may have difficulty identifying alternative purchasers of their coal if their existing customers suspend or terminate their purchases.

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Certain provisions in our long-term coal supply contracts may provide limited protection during adverse economic conditions, may result in economic penalties to us or permit the customer to terminate the contract.

Price adjustment, “price re-opener” and other similar provisions in our supply contracts may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Price re-opener provisions typically require the parties to agree on a new price. Failure of the parties to agree on a price under a price re-opener provision can lead to termination of the contract. Any adjustment or renegotiations leading to a significantly lower contract price could adversely affect our results of operations and cash available for distribution to our unitholders.

Coal supply contracts also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply contracts also contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. In addition, certain of our coal supply contracts permit the customer to terminate the agreement in the event of changes in regulations affecting our industry that increase the price of coal beyond a specified limit.

Our coal lessees’ mining operations and their financial condition and results of operations are subject to some of the same risks and uncertainties that we face as a mine operator.

The mining operations and financial condition and results of operations of our coal lessees are subject to the same risks and uncertainties that we face as a mine operator. If any such risks were to occur, the business, financial condition and results of operations of the lessees could be adversely affected and as a result our coal royalty revenues and cash available for distribution could be adversely affected.

If our coal lessees do not manage their operations well, their production volumes and our royalty revenues could decrease.

We depend on our coal lessees to effectively manage their operations on the leased properties. The lessees make their own business decisions with respect to their operations within the constraints of their leases, including decisions relating to:

●	marketing of the coal mined;

●	mine plans, including the amount to be mined and the method of mining;

●	processing and blending coal;

●	expansion plans and capital expenditures;

●	credit risk of their customers;

●	permitting;

●	insurance and surety bonding;

●	acquisition of surface rights and other coal estates;

●	employee wages;

●	transportation arrangements;

●	compliance with applicable laws, including environmental laws; and

●	mine closure and reclamation.

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A failure on the part of one of the coal lessees to make royalty payments could give us the right to terminate the lease, repossess the property and enforce payment obligations under the lease. If we repossessed any of our properties, we might not be able to find a replacement lessee or enter into a new lease on favorable terms within a reasonable period of time. In addition, the existing lessee could be subject to bankruptcy proceedings that could further delay the execution of a new lease or the assignment of the existing lease to another operator. If we enter into a new lease, the replacement operator might not achieve the same levels of production or sell coal at the same price as the lessee it replaced. In addition, it may be difficult to secure new or replacement lessees for small or isolated coal reserves, since industry trends toward consolidation favor larger-scale, higher-technology mining operations in order to increase productivity.

Coal lessees could satisfy obligations to their customers with coal from properties other than ours, depriving us of the ability to receive amounts in excess of minimum royalty payments.

Coal supply contracts often require operators to satisfy their obligations to their customers with resources mined from specific reserves or may provide the operator flexibility to source the coal from various reserves. Several factors may influence a coal lessee’s decision to supply its customers with coal mined from properties we do not own or lease, including the royalty rates under the coal lessee’s lease with us, mining conditions, mine operating costs, cost and availability of transportation, and customer specifications. If a coal lessee satisfies its obligations to its customers with coal from properties we do not own or lease, production on our properties will decrease, and we will receive lower royalty revenues.

A coal lessee may incorrectly report royalty revenues, which might not be identified by our lessee audit process or our mine inspection process or, if identified, might be identified in a subsequent period.

We depend on our lessees to correctly report production and royalty revenues on a monthly basis. Our regular lessee audits and mine inspections may not discover any irregularities in these reports or, if we do discover errors, we might not identify them in the reporting period in which they occurred. Any undiscovered reporting errors could result in a loss of royalty revenues and errors identified in subsequent periods could lead to accounting disputes as well as disputes with the coal lessees, or internal control deficiencies.

Defects in title in the coal properties that we own or loss of any leasehold interests could limit our ability to mine these properties or result in significant unanticipated costs.

We conduct a significant part of our mining operations on leased properties. A title defect or the loss of any lease could adversely affect our ability to mine the associated coal reserves. Title to most of our owned and leased properties and the associated mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our grantors or lessors, as the case may be. Our right to mine some coal reserves would be adversely affected by defects in title or boundaries or if a lease expires. Any challenge to our title or leasehold interest could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property. Mining operations from time to time may rely on a lease that we are unable to renew on terms at least as favorable, if at all. In such event, we may have to close down or significantly alter the sequence of mining operations or incur additional costs to obtain or renew such leases, which could adversely affect our future coal production. If we mine on property that we do not control, we could incur liability for such mining.

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Our work force could become unionized in the future, which could adversely affect our production and labor costs and increase the risk of work stoppages.

Currently, none of our employees are represented under collective bargaining agreements. However, all of our work force may not remain union-free in the future. If some or all of our work force were to become unionized, it could adversely affect our productivity and labor costs and increase the risk of work stoppages.

We depend on key personnel for the success of our business.

We depend on the services of our senior management team and other key personnel, including senior management of our general partner. The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.

The Federal Surface Mining Control and Reclamation Act of 1977 and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of underground mining. Estimates of our total reclamation and mine closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed both periodically by our management and annually by independent third-party engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Our level of indebtedness could have important consequences to us, including the following:

●	our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including acquisitions) or other purposes may be impaired or such financing may not be available on favorable terms;

●	covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

●	we will need a portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, distributions to unitholders and future business opportunities;

●	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

●	our flexibility in responding to changing business and economic conditions may be limited.

Increases in our total indebtedness would increase our total interest expense, which would in turn reduce our forecasted cash available for distribution. As of December 31, 2015 our current portion of long-term debt that will be funded from cash flows from operating activities during 2016 was approximately $41.5 million. Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

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Our credit agreement contains operating and financial restrictions that may restrict our business and financing activities and limit our ability to pay distributions upon the occurrence of certain events.

The operating and financial restrictions and covenants in our credit agreement and any future financing agreements could restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our credit agreement restricts our ability to:

●	incur additional indebtedness or guarantee other indebtedness;

●	grant liens;

●	make certain loans or investments;

●	dispose of assets outside the ordinary course of business, including the issuance and sale of capital stock of our subsidiaries;

●	change the line of business conducted by us or our subsidiaries;

●	enter into a merger, consolidation or make acquisitions; or

●	make distributions if an event of default occurs.

In addition, our payment of principal and interest on our debt will reduce cash available for distribution on our units. Our credit agreement limits our ability to pay distributions upon the occurrence of the following events, among others, which would apply to us and our subsidiaries:

●	failure to pay principal, interest or any other amount when due;

●	breach of the representations or warranties in the credit agreement;

●	failure to comply with the covenants in the credit agreement;

●	cross-default to other indebtedness;

●	bankruptcy or insolvency;

●	failure to have adequate resources to maintain, and obtain, operating permits as necessary to conduct our operations substantially as contemplated by the mining plans used in preparing the financial projections; and

●	a change of control.

Any subsequent refinancing of our current debt or any new debt could have similar restrictions. Our ability to comply with the covenants and restrictions contained in our credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit agreement, the lenders could seek to foreclose on such assets.

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Risks Related to an Investment in Our Common Stock

There Is A Limited Market For Our Common Stock.

The trading market for our common stock is limited. Our common stock is eligible for trading on the OTCQB, but is not eligible for trading on any national or regional securities exchange or the Nasdaq National Market. A more active trading market for our common stock may never develop, or if such a market develops, it may not be sustained.

No Operating History in Coal Mining Industry.

We only recently changed its business plan to involve the purchase of coal mines and related assets. We have no operating history in the coal mining industry upon which prospective investors can evaluate our likely performance. There can be no assurance that we will achieve its investment objective.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our board of directors retains the discretion to change this policy.

An increase in interest rates may cause the market price of our common shares to decline.

Like all equity investments, an investment in our common shares is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally. Reduced demand for our common shares resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common shares to decline.

Concentration of ownership among our existing directors, executive officers and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our current directors, executive officers, holders of more than 5% of our total shares of common stock outstanding and their respective affiliates will, in the aggregate, beneficially own approximately 51.1% of our outstanding common stock and 100% of our outstanding Series A Preferred Stock. Because of the special voting rights of our Series A Preferred Stock (which is entitled to 54% of the total votes on any matter on which shareholders have a right to vote), William L. Tuorto currently controls 76 % of the votes on any matter requiring a shareholder vote. As a result, these stockholders will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant influence over our management and policies for the foreseeable future. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of which have representatives sitting on our board of directors, could use their voting control to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board of director proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

Additional equity or debt financing may be dilutive to existing stockholders or impose terms that are unfavorable to us or our existing stockholders.

We will need to raise substantial capital in order to finance the acquisition of coal properties, provide working capital, and create reserves against the many contingencies that are inherent in the mining industry. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, may involve arrangements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our current stockholders.

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We depend on key personnel and could be harmed by the loss of their services because of the limited number of qualified people in our industry.

Because of our small size, we require the continued service and performance of our management team, all of whom we consider to be key employees. Competition for highly qualified employees in the mining industry is intense. Our success will depend to a significant degree upon our ability to attract, train, and retain highly skilled directors, officers, management, business, financial, legal, marketing, sales, and technical personnel and upon the continued contributions of such people. In addition, we may not be able to retain our current key employees. The loss of the services of one or more of our key personnel and our failure to attract additional highly qualified personnel could impair our ability to expand our operations and provide service to our customers.

Under the terms of our Certificate of Incorporation, our Board of Directors is authorized to issue shares of preferred stock with rights and privileges superior to common stockholders without common stockholder approval.

Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. The board has discretion to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of preferred stock. Accordingly, we may designate and issue additional shares or series of preferred stock that would rank senior to the shares of common stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution.

Provisions in Our Certificate of Incorporation and Bylaws and Delaware law May Inhibit a Takeover of Us, Which Could Limit the Price Investors Might Be Willing to Pay in the Future for our Common Stock and Could Entrench Management.

Our certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board has authorized the issuance of 100,000 shares of one class of preferred stock, known as “Series A Preferred Stock.” The Series A Preferred Stock has voting rights entitling it to 54% of the total votes on any matter on which stockholders are entitled to vote. In addition, we cannot authorize or issue any class of capital stock or bonds, debentures, notes or other securities or other obligations ranking senior to or on a parity with the Series A Preferred Stock without the approval of the Series A Preferred Stock voting as a separate class. Mr. Tuorto holds all of the outstanding shares of Series A Preferred Stock. As a result, at any meeting of shareholders Mr. Tuorto has a disproportionate voting power.

Mr. Tuorto’s control of our Series A Preferred Stock may prevent our stockholders from replacing a majority of our board of directors at any shareholder meeting, which may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless certain specific requirements are met as set forth in Section 203. Collectively, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

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We Will Incur Significant Costs As A Result Of Operating As A Public Company. We May Not Have Sufficient Personnel For Our Financial Reporting Responsibilities, Which May Result In The Untimely Close Of Our Books And Record And Delays In The Preparation Of Financial Statements And Related Disclosures.

As a registered public company, we experienced an increase in legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, has imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

If we are not able to comply with the requirements of Sarbanes-Oxley Act, or if we or our independent registered public accounting firm identifies additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC and other regulatory authorities.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTCQB, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTCQB. More specifically, the Financial Industry Regulatory Authority (“FINRA”) has enacted Rule 6530, which determines eligibility of issuers quoted on the OTCQB by requiring an issuer to be current in its filings with the Commission. Pursuant to Rule 6530(e), if we file our reports late with the Commission three times our securities will be removed from the OTCQB for failure to timely file. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.

Our common stock is currently quoted on the OTCQB. The OTCQB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. Our shares are quoted on the OTCQB under the symbol “ROYE.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to economically exploit our properties successfully; increased competition from competitors; and our financial condition and results of our operations.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock.

Our board of directors has the authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. We are currently contemplating additional capital raising transactions within the next twelve months, which would likely result in issuances of additional shares which would be dilutive to current shareholders. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

Our common stock is currently traded on OTCQB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. We may consider additional capital raising transactions within the next twelve months, which would likely result in issuances of additional shares which would be dilutive to current shareholders. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

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If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale or the expiration of lock-up agreements such as those entered into in connection with this offering, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

At times, our shares of common stock have been thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock is currently traded on OTCQB and experiences periods when it could be considered “thinly-traded.” This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will be sustained, or that current trading levels will be sustained or not diminish.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, investments in Rhino, and acquisitions of other businesses or assets in the energy sector. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

DESCRIPTION OF SECURITIES

We are currently authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, of which there were 16,714,421 shares of common stock and 51,000 shares of Series A Preferred Stock outstanding as of August 8, 2016.

Common Stock

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our Certificate of Incorporation and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the section entitled “Where You Can Find More Information” for directions on obtaining these documents.

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Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors.

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably those dividends declared from time to time by the board of directors. We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Rights Upon Liquidation. Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in assets remaining after payment of liabilities.

Other Rights. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our Board, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The Board has authorized one series of preferred stock, which is known as the “Series A Preferred Stock.” The Board has authorized the issuance of 100,000 shares of Series A Preferred Stock. The Series A Preferred Stock has the following rights and preferences:

Dividends. The Series A Preferred Stock is entitled to receive dividends equal to the dividends per share paid on the Common Stock.

Liquidation Preference. The Series A Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to the original issue price of the Series A Preferred Stock as a liquidation preference.

Voting Rights. The Series A Preferred Stock has voting rights entitling it to 54% of the total votes on any matter on which stockholders are entitled to vote. In addition, the Company cannot authorize or issue any class of capital stock or bonds, debentures, notes or other securities or other obligations ranking senior to or on a parity with the Series A Preferred Stock without the approval of the Series A Preferred Stock voting as a separate class.

Conversion Rights. Each share of Series A Preferred Stock is convertible into one (1) share of Common Stock.

Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that could make the following transactions more difficult:

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●	Acquisition of us by a tender offer;

●	Acquisition of us by means of a proxy contest or otherwise;

●	Removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

●	Super-voting Preferred Stock. Our Series A Preferred Stock is entitled to 54% of all votes on any matter that is submitted to shareholders for a vote, including the election of directors. All of the Series A Preferred Stock is held by our chairman and chief executive officer. As a result, it would be practically impossible for a third party to acquire control of us solely by the acquisition of common stock.

●	Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may deter hostile takeovers or delaying changes in control or management of our company.

●	Shareholder Meetings. Our bylaws provide that a special meeting of shareholders may be called only by our president or by the board of directors or the chairman of the board or by a majority of the board of directors.

●	Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures regarding shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

●	Board of Directors Vacancies. Under our bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the remaining directors. The limitations on the removal of directors and filling of vacancies would make it more difficult for a third party to acquire control of us, or of discouraging a third party from acquiring control of us.

●	Board of Directors Size. Within the range specified by our bylaws, our board of directors determines the size of our board and may create new directorships and elect new directors, which may enable an incumbent board to maintain control by adding directors.

●	Indemnification. Our bylaws, as amended, provide that we will indemnify officers and directors against losses as they incur in investigations and legal proceedings resulting from their services to us, which may include service in connection with takeover defense measures.

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PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

●	to or through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser; or

●	through agents.

Each time we offer and sell securities, we will provide a prospectus supplement that will set forth the terms of the offering of the securities covered by this prospectus, including:

●	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities;

●	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

●	the initial public offering price of the securities;

●	any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters or dealers may offer and sell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities, the securities will be acquired by such underwriters or dealers for their own account and may be resold from time to time in one or more transaction described above. We may offer the securities to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Subject to certain conditions, the underwriters or dealers will be obligated to purchase all the securities of the series offered by the prospectus supplement. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or dealer.

We may use underwriters with whom we have a material relationship. We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Unless the prospectus supplement states otherwise, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will set forth the conditions to these contracts and any commissions we pay for solicitation of these contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each selling stockholder and any of his, her or its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

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●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any of these methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA/NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA/NASD IM-2440.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Royal Energy Resources, Inc. by Davis Gillett Mottern & Sims, LLC of Atlanta, Georgia.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2015, include our consolidated financial statements for the fiscal year ended August 31, 2015, which have been audited by Paritz & Company, P.A., an independent registered public accounting firm, and our consolidated financial statements for the fiscal year ended August 31, 2014, which have been audited by GZTY CPA Group, LLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Rhino Resource Partners LP, incorporated in this Prospectus by reference to Royal Energy Resources, Inc. Current Report on Form 8-K/A filed August 8, 2016, for the years ended December 31, 2015 and 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our internet address is www.royalenergy.us. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended prior to the termination of this offering:

●	Our Annual Report on Form 10-K for the year ended August 31, 2015, filed with the SEC on November 30, 2015;

●	Our Quarterly Reports on Form 10-Q filed with the SEC on January 14, 2016, March 4, 2016 and May 16, 2016.

●	Our Current Reports on Form 8-K filed with the SEC on December 3, 2015, January 8, 2016, February 5, 2016, March 23, 2016, July 29, 2016, and August 8, 2016;

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You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Royal Energy Resources, Inc.

56 Broad Street, Suite 2

Charleston, SC 29401

Attention: William L. Tuorto, Chief Executive Officer

Tel.: (843) 900-7693

E-mail: williamtuorto@royalenergy.us

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_____________ Shares

ROYAL ENERGY RESOURCES, INC.

COMMON STOCK

PROSPECTUS SUPPLEMENT

August ___, 2016